Exhibit 10.4

EXECUTION VERSION

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

(i)

(ii)

(iii)

(iv)

Section 16.10.	Partners Not Agents	62

Section 16.11.	Assurances	62

Section 16.12.	Successors and Assigns	62

Section 16.13.	Waiver	62

(v)

SCHEDULES

SCHEDULE I	–	Capital Contributions, Capital Account Balances, Units and Percentage Interests at Effective Date
SCHEDULE II	–	Capital Contributions Prior to April 17, 1996
SCHEDULE III	–	Capital Contributions in connection with the Taj Mahal Merger Transaction
SCHEDULE IV	–	Capital Contributions in connection with the Marina Acquisition
SCHEDULE V	–	Capital Contributions in connection with the Restructuring
SCHEDULE VI	–	New Notes

EXHIBITS

EXHIBIT A	–	Form of Third Amended and Restated Exchange and Registration Rights Agreement

(vi)

THE LIMITED PARTNERSHIP INTERESTS REFERRED TO IN THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. REFERENCE IS MADE TO ARTICLE IX OF THIS AGREEMENT FOR PROVISIONS RELATING TO VARIOUS RESTRICTIONS ON THE SALE OR OTHER TRANSFER OF THESE INTERESTS.

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

TRUMP ENTERTAINMENT RESORTS HOLDINGS, L.P.

THIS FOURTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP of Trump Entertainment Resorts Holdings, L.P. (formerly Trump Hotels & Casino Resorts Holdings, L.P.) is made and entered into this 20th day of May, 2005, by and among Trump Entertainment Resorts, Inc. (formerly Trump Hotels & Casino Resorts, Inc.), a Delaware corporation (“TER”), Donald J. Trump (“Trump” or the “Initial Limited Partner”), Trump Casinos, Inc., a New Jersey corporation (“TCI”), TCI 2 Holdings, LLC, a Delaware limited liability company (“TCI 2 Holdings”), and the Persons who may become party hereto from time to time pursuant to the terms of this Agreement.

W I T N E S S E T H:

WHEREAS, TER and Trump formed the Partnership on March 28, 1995 by the filing of a Certificate of Limited Partnership with the Secretary of State of the State of Delaware;

WHEREAS, TER and Trump entered into an Amended and Restated Agreement of Limited Partnership on June 12, 1995;

WHEREAS, in connection with the acquisition by the Partnership of Trump Taj Mahal Associates (“Taj Associates”) and the other transactions related thereto (the “Taj Mahal Merger Transaction”), TER, Trump, THCR/LP Corporation, a New Jersey corporation (“THCR/LP”), and TCI entered into a Second Amended and Restated Agreement of Limited Partnership, dated as of April 17, 1996, which provided for the capital contributions as set forth on Schedule III hereto and the admission of THCR/LP and TCI as Limited Partners of the Partnership;

WHEREAS, in connection with the acquisition (the “Marina Acquisition”) by the Partnership of the equity interests of Trump’s Castle Associates, L.P., predecessor-in-interest to Trump Marina Associates LP, a New Jersey limited partnership (“Marina Associates”), TER, Trump, THCR/LP, TCI and Trump Casinos II, Inc., a Delaware Corporation (“TCI-II”), entered into a Third Amended and Restated Agreement of Limited Partnership, dated as of October 7, 1996, which provided for the capital contributions as set forth on Schedule IV hereto and the admission of TCI-II as a Limited Partner of the Partnership;

WHEREAS, in connection with the restructuring (the “Restructuring”) of TER and certain of its subsidiaries pursuant to the second amended joint plan of reorganization of the

Company and its subsidiaries dated March 30, 2005 (as amended pursuant to the terms thereof, the “Plan”) under chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”), (a) THCR/LP has been merged into TER, which has been admitted as a substituted Limited Partner, (b) TCI-II has been merged into TCI 2 Holdings, which has been admitted as a substituted Limited Partner, and (c) the parties desire to enter into this Fourth Amended and Restated Agreement of Limited Partnership and to provide for the capital contributions set forth in Schedule V hereto; and

WHEREAS, the parties hereto desire to continue the Partnership as a limited partnership under the Delaware Revised Uniform Limited Partnership Act in accordance with the provisions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1. Definitions. Except as otherwise herein expressly provided, the following terms and phrases shall have the meanings as set forth below:

“Accountants” shall mean the national firm or firms of independent certified public accountants selected by the General Partner on behalf of the Partnership to audit the books and records of the Partnership and to prepare statements and reports in connection therewith, which initially shall be Ernst & Young LLP.

“Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as the same may hereafter be amended from time to time.

“Action” shall mean any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that give rise to a claim for indemnification pursuant to Article XI hereof.

“Additional Partnership Interests” shall have the meaning set forth in Section 4.2(a).

“Adjusted Capital Account” shall mean, with respect to any Partner, the balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year and after giving effect to the following adjustments:

(a) credit to such Capital Account any amounts which such Partner is obligated or treated as obligated to restore with respect to any deficit balance in such Capital Account pursuant to Section 1.704-1(b)(2)(ii)(c) of the Regulations, or is deemed to be obligated to restore with respect to any deficit balance pursuant to the penultimate sentences of Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

(b) debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The definition of Adjusted Capital Account is intended to comply with the requirements of the alternate test for economic effect contained in Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to any Partner, a negative balance in such Partner’s Adjusted Capital Account.

“Adjustment Date” shall have the meaning set forth in Section 4.3 hereof.

“Affected Gain” shall have the meaning ascribed in Section 5.3(b) hereof.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Agreement” shall mean this Fourth Amended and Restated Agreement of Limited Partnership, as originally executed and as amended, modified, supplemented or restated from time to time, as the context requires.

“Applicable Regulatory Authority” shall mean any governmental or quasi-governmental authority with applicable jurisdiction over the business, affairs, securities or properties of the Partnership or any of its Subsidiaries, including, without limitation, the CCC, the IGC, the NIGC and the NGC.

“Applicable Tax Returns” shall have the meaning set forth in Section 6.3(f) hereof.

“Audited Financial Statements” shall mean financial statements (balance sheet, statement of income, statement of partners’ equity and statement of cash flows) prepared in accordance with GAAP and accompanied by an independent auditor’s report containing an opinion thereon.

“Bankruptcy” shall mean, with respect to any Person, (i) the commencement by such Person of any petition, case or proceeding seeking relief under any provision or chapter of the Bankruptcy Code or any other federal or state law relating to insolvency, bankruptcy or reorganization, (ii) an adjudication that such Person is insolvent or bankrupt, (iii) the entry of an order for relief under the Bankruptcy Code with respect to such Person, (iv) the filing of any such petition or the commencement of any such case or proceeding against such Person, unless such petition and the case or proceeding initiated thereby are dismissed within ninety (90) days from the date of such filing or (v) the filing of an answer by such Person admitting the allegations of any such petition.

“Bankruptcy Code” shall have the meaning set forth in the recitals hereof.

“Beneficial Owner” shall mean any Person who, singly or together with any of such Person’s Affiliates, directly or indirectly, has “beneficial ownership” of Partnership Interests (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934, as amended).

“Business Day” shall mean any day that is not a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

“Capital Account” shall mean, with respect to any Partner, the separate “book” account which the Partnership shall establish and maintain for such Partner in accordance with Section 704(b) of the Code and the Regulations promulgated thereunder. In the event that a Partnership Interest is transferred in accordance with the terms of this Agreement, the Capital Account, at the time of the transfer, of the transferor attributable to the transferred interest shall carry over to the transferee. Although each Partner shall have only one Capital Account, if a Partner holds both Class A Units and Class B Units, the Partnership shall establish and maintain separate sub-accounts for such Partner as if the holder of the Class A Units and the holder of the Class B Units were two separate Partners, and the Capital Account of such Partner shall be the sum of his Class A sub-Capital Account and his Class B sub-Capital Account. The balance of each Partner’s Class B sub-Capital Account as of the Effective Date shall be zero.

“Capital Contribution” shall mean, with respect to any Partner, the amount of money and the initial Gross Asset Value of any Contributed Property (net of liabilities to which such property is subject) set forth on Schedule I, as such exhibit will be amended by the General Partner from time to time to reflect the amount of money and the Gross Asset Value of any Contributed Property received by the Partnership pursuant to any additional Capital Contribution actually contributed or deemed contributed pursuant to Sections 4.2 or 7.10.

“Casino Control Act” shall mean the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq.

“CCC” shall mean the New Jersey Casino Control Commission and any successor agency.

“Certificate” shall mean the Certificate of Limited Partnership establishing the Partnership, as filed with the office of the Delaware Secretary of State on March 28, 1995, as it may be amended from time to time in accordance with the terms of this Agreement and the Act.

“Certificate of Interest” shall have the meaning set forth in Section 14.1 hereof.

“Certificate Transfer Ledger” shall have the meaning set forth in Section 14.1 hereof.

“Class A Percentage Interest” shall mean, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the number of Class A Units held by such Partner and the denominator of which is the aggregate outstanding Class A units held by all Partners.

“Class A Unit” shall mean a Partnership Interest in the Partnership with the rights set forth in this Agreement. As of the Effective Date, the number of Class A Units held by each Partner is as set forth in Schedule I hereto.

“Class A sub-Capital Account” shall mean the account established and maintained by the Partnership and so designated pursuant to the definition of “Capital Account.”

“Class A Warrants” shall mean the Class A Warrants issued pursuant to the Plan.

“Class B Overall Percentage Interest” shall mean, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the number of Class B Units held by such Partner and the denominator of which is the aggregate outstanding Units held by all Partners.

“Class B Percentage Interest” shall mean, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the number of Class B Units held by such Partner and the denominator of which is the aggregate outstanding Class B Units held by all Partners.

“Class B Stock” shall mean Class B Common Stock, par value $0.001 per share, of TER, and any class of securities into which the Class B Stock has been converted, other than Common Stock.

“Class B sub-Capital Account” shall mean the account established and maintained by the Partnership and so designated pursuant to the definition of “Capital Account.”

“Class B Unit” shall mean a Partnership Interest in the Partnership with the rights set forth in this Agreement. As of the Effective Date, the number of Class B Units held by each Partner is as set forth in Schedule I hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Stock” shall mean the common stock, par value $0.001 per share, of TER, other than the Class B Stock.

“Consent of the Limited Partners” shall mean the written consent of a Majority-In-Interest of the Limited Partners given in accordance with Section 13.2 hereof, which consent shall be obtained prior to the taking of any action for which it is required by this Agreement and may be given or withheld by a Majority-In-Interest of the Limited Partners, unless otherwise expressly provided herein, in their sole and absolute discretion.

“Contributed Property” shall mean any property or asset, in such form as may be permitted by the Act, but excluding cash, contributed or deemed contributed to the Partnership with respect to the Partnership Interest held by each Partner.

“CPR” shall have the meaning set forth in Section 6.3 hereof.

“Current Market Price” shall mean, with respect to any security on any Valuation Date specified herein, the arithmetic mean over a period of twenty consecutive trading days ending the second trading day prior to such date (a) if the security is listed or admitted to trading on any national securities exchange or Nasdaq, of the closing sale price of the security (or, if such price is unavailable on such date, the average of the highest closing bid and lowest closing asked prices thereof on such date), in each case as officially reported on all national securities exchanges on which the security is then listed or admitted to trading or Nasdaq, as the case may be, or (b) if the security is not then listed or admitted to trading on any national securities exchange or Nasdaq, of such closing sale price (or such bid and asked prices if sale prices are unavailable) as published by any authoritative source thereof selected by the General Partner. If the security is not then listed or admitted to trading or if no prices therefor are then quoted or published by such other authoritative sources, “Current Market Price” shall mean the value of the security as of a date which is 15 days preceding the date as of which the determination is to be made, as determined in good faith by an investment banking firm of national reputation (which firm may have provided other services to the General Partner or the Partnership) selected by the Board of Directors of the General Partner, and, in connection with a Capital Contribution by the Initial Limited Partner or his Permitted Holders, which selection shall be approved by a majority of the Special Committee. Notwithstanding the foregoing, if a determination of Current Market Price is being made in connection with an arms-length underwritten public offering, such value shall be the public offering price of the Common Stock in such offering.

“Deemed Partnership Interest Value” as of any date, shall mean with respect to a Partner, the Deemed Value of the Partnership (as of the day preceding such date) multiplied by such Partner’s Percentage Interest (expressed as a decimal carried to four places, e.g., .1234 or 12.34%).

“Deemed Value of the Partnership” shall mean, as of the Valuation Date, (a) the sum of (i) the product of (A) the Current Market Price per share of Common Stock, (B) the number of shares of outstanding Common Stock, and (C) a fraction, the numerator of which is one, and the denominator of which is the aggregate Percentage Interest (expressed as a decimal) of the General Partner and TCI 2 Holdings, (ii) the aggregate Fair Market Value of the outstanding capital stock of TER, other than the Common Stock or the Class B Stock, if any, and (iii) the Fair Market Value of the outstanding Indebtedness of TER appearing on the balance sheet of TER, prepared in accordance with GAAP, as of the Valuation Date, which Indebtedness (the “Included Indebtedness”) shall exclude (A) the Indebtedness of the Partnership or its consolidated and combined Subsidiaries, appearing on the balance sheet of the Partnership and its consolidated and combined Subsidiaries, prepared in accordance with GAAP as of the Valuation Date, (B) Indebtedness of TER in its capacity as General Partner of the Partnership or any guarantee by TER of Indebtedness of the Partnership or its consolidated or combined Subsidiaries, and (C) any other Indebtedness appearing on the balance sheet of TER, prepared in accordance with GAAP, as of the Valuation Date, the proceeds of which were not used to purchase additional Partnership Interests, reduced by (b) the amount, if any, by which the consolidated net worth of the General Partner exceeds its pro rata share of the consolidated net worth of the Partnership; provided, however, that if the General Partner shall have material amounts of liabilities (other than Included Indebtedness) or material assets other than cash and

Partnership Interests, the General Partner may seek the advice of an investment banking firm of national reputation as to the appropriate modification of the Deemed Value of the Partnership formula set forth herein to take into account such liabilities or assets.

“Depreciation” shall mean, with respect to any asset of the Partnership for any fiscal year or other period, the depreciation or amortization, as the case may be, allowed or allowable for federal income tax purposes in respect of such asset for such fiscal year or other period; provided, however, that if there is a difference between the Gross Asset Value and the adjusted tax basis of such asset, Depreciation shall mean “book depreciation, depletion or amortization” as determined under Section 1.704-1(b)(2)(iv)(g)(3) of the Regulations.

“Disabling Event” shall have the meaning set forth in Section 8.5(a) hereof.

“Disqualified Holder” shall mean any Beneficial Owner of Partnership Interests or Equity Interests of the General Partner, the Partnership or any of its Subsidiaries (a) who is found to be disqualified by any Applicable Regulatory Authority, or (b) whose holding of such Partnership Interests or Equity Interests may result or, when taken together with the holding of such Partnership Interests or Equity Interests by any other Beneficial Owner, may result, in the judgment of the General Partner, in the inability to obtain, loss or non-reinstatement of any license or franchise from any Applicable Regulatory Authority sought or held by the Partnership or any Subsidiary to conduct any portion of the business of the Partnership or any Subsidiary, which license or franchise is conditioned upon some or all of the holders of Partnership Interests and such Equity Interests meeting certain criteria.

“Effective Date” shall mean 10:00 a.m. Eastern Daylight Time, on May 20, 2005, the effective date of this Agreement and the Plan.

“Entity” shall mean any general partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, real estate investment trust, association or other entity.

“Equity Interest” of any Person shall mean any shares, interests, participations or other equivalents (however designated) of such Person in equity.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time (or any corresponding provisions of succeeding laws).

“Excess Tax Amount” shall mean, with respect to any Partner for any taxable year or other period, the amount, if any, of distributions received by such Partner with respect to such taxable year or other period pursuant to Section 6.2(a)(ii).

“Exchange Rights Agreement” shall mean the Third Amended and Restated Exchange and Registration Rights Agreement, dated as of the Effective Date, substantially in the form of Exhibit A hereto, entered into by and among Trump, TCI, the Partnership and TER, providing, among other things, for certain rights to exchange Limited Partnership Interests for Common Stock on the terms and conditions set forth therein, as the same may be amended from time to time in accordance with the terms thereof.

“Fair Market Value” shall mean (i) in the case of any security, its Current Market Price and (ii) in the case of any property or Indebtedness that is not a security, the fair market value of such property or Indebtedness as determined in good faith by a majority of the Board of Directors of the General Partner and, in connection with a Capital Contribution by the Initial Limited Partner or his Permitted Holders, by a majority of the Special Committee.

“GAAP” shall have the meaning set forth in Section 1.2 hereof.

“General Partner” shall mean TER, its duly admitted successors and assigns and any other Person who is a general partner of the Partnership at the time of reference thereto.

“General Partner Expenses” shall mean all organization, formation, administrative and operating costs and expenses of the General Partner, including, but not limited to, (a) salaries paid to officers of the General Partner, and insurance, accounting, legal and other professional fees and expenses incurred by the General Partner, (b) costs and expenses relating to the organization, formation and continuity of existence of the Partnership and the General Partner, including franchise taxes, fees and assessments associated therewith, any and all costs, expenses or fees payable or reimbursable to, or in respect of, any director or officer of the General Partner, (c) costs and expenses relating to any offer or registration of securities by the General Partner or the Partnership and all statements, reports, fees and expenses incidental thereto, including Issuance Costs applicable to any such offer of securities, (d) costs and expenses associated with compliance by the General Partner with laws, rules and regulations promulgated by any Applicable Regulatory Authority, including the SEC, and (e) any costs and expenses incurred in connection with any matter for which the General Partner may seek indemnification from the Partnership pursuant to the provisions of this Agreement; provided, however, that “General Partner Expenses” shall not include, (i) any taxes with respect to which a distribution is made to the General Partner pursuant to Section 6.2(a) and (ii) any administrative and operating costs and expenses of the General Partner to the extent arising out of any Outside Business Activities.

“Gross Asset Value” shall mean, with respect to any asset of the Partnership, such asset’s adjusted basis for federal income tax purposes, except as follows:

(a) the initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be

(i) in the case of any asset described on attached Schedule I, the gross fair market value ascribed thereto on such Schedule; and

(ii) in the case of any other asset hereafter contributed by a Partner, the gross Fair Market Value of such asset at the time of its contribution, which determination, in the case of the Initial Limited Partner and his Permitted Holders, shall be made by a majority of the Special Committee;

(b) the Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross Fair Market Values:

(i) immediately prior to the issuance by the Partnership to a new or existing Partner of a Partnership Interest;

(ii) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of Partnership property as consideration for the redemption of a Partnership Interest;

(iii) immediately prior to the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; and

(iv) upon any other event as to which the General Partner reasonably determines that an adjustment is necessary or appropriate to reflect the relative economic interests of the Partners;

(c) the Gross Asset Values of Partnership assets distributed to any Partner shall be the gross Fair Market Values of such assets as of the date of distribution; and

(d) the Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this paragraph to the extent that the General Partner reasonably determines that an adjustment pursuant to paragraph (b) above is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d).

At all times, Gross Asset Values shall be adjusted by any Depreciation taken into account with respect to the Partnership’s assets for purposes of computing Net Income and Net Loss. Any adjustment to the Gross Asset Values of Partnership property shall require an adjustment to the Partners’ Capital Accounts; as for the manner in which such adjustments are allocated to the Capital Accounts, see clause (c) of the definition of Net Income and Net Loss in the case of adjustment by Depreciation, and clause (d) of said definition in all other cases.

“IGC” shall mean the Indiana Gaming Commission and any successor agency.

“Indebtedness” shall mean any obligation, whether or not contingent, (i) in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) representing the balance deferred and unpaid of the purchase price of any property (including pursuant to capital leases), except any such balance that constitutes an accrued expense or a trade payable, if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet prepared on a consolidated basis in accordance with GAAP, (iii) to the extent not otherwise included, obligations under interest rate exchange, currency exchange, swaps, futures or similar agreements, and (iv) guarantees (other than endorsements for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, reimbursement agreements in respect of letters of credit), of all or any part of any Indebtedness of any third party.

“Indemnitee” shall mean any Person made or threatened to be made a party to a proceeding by reason of its status as a Partner or a trustee, director, officer, or Liquidating Trustee of the Partnership, a Partner or an Affiliate of a Partner.

“Indian Gaming Regulatory Act” shall mean the Indian Gaming Regulatory Act, 25 U.S.C. Section 2701 et seq.

“Indiana Riverboat” shall mean a riverboat or dockside gaming facility and the ancillary structures and other facilities used in connection with the operation thereof located in Buffington Harbor, Indiana.

“Indiana Riverboat Act” shall mean the Indiana Riverboat Gambling Act, Ind. Code §§ 4-33-1-1 et seq.

“Initial Limited Partner” shall have the meaning set forth in the Preamble to this Agreement.

“Issuance Costs” shall mean the underwriter’s discount, placement fees, commissions or other expenses relating to the issuance of New Securities by the General Partner.

“Lien” shall mean any liens, security interests, mortgages, deeds of trust, pledges, options, escrows, collateral assignments, rights of first offer or first refusal, preemptive rights and any other similar encumbrances of any nature whatsoever.

“Limited Partner Representative” shall have the meaning set forth in Section 10.6 hereof.

“Limited Partners” shall mean the Initial Limited Partner, those Persons listed under the heading “Limited Partners” on the signature page hereto in their respective capacities as limited partners of the Partnership, their permitted successors or assigns as limited partners hereof, and any Person who, at the time of reference thereto, is a limited partner of the Partnership.

“Limited Partnership Interest” means a Partnership Interest of a Limited Partner representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

“Liquidating Trustee” shall mean such individual or Entity which is selected as the Liquidating Trustee hereunder by the General Partner (or, if there is no General Partner, by the Consent of the Limited Partners), which individual or Entity may include the General Partner or an Affiliate of the General Partner; provided that, such Liquidating Trustee agrees in writing to be bound by the terms of this Agreement. The Liquidating Trustee shall be empowered to give and receive notices, reports and payments in connection with the dissolution, liquidation and/or winding up of the Partnership and shall hold and exercise such other rights and powers granted to the General Partner herein or under the Act as are necessary or required to conduct the winding-up and liquidation of the Partnership’s affairs and to authorize all parties to deal with the Liquidating Trustee in connection with the dissolution, liquidation and/or winding-up of the Partnership.

“Major Decisions” shall have the meaning set forth in Section 7.2 hereof.

“Majority-In-Interest of the Limited Partners” shall mean Limited Partner(s) (excluding the General Partner to the extent it is the Beneficial Owner of any Limited Partnership Interest) who hold in the aggregate more than fifty (50) percent of the Percentage Interests then allocable to and held by the Limited Partners (excluding the General Partner to the extent it is the Beneficial Owner of any Limited Partnership Interest), as a class.

“Marina Acquisition” shall have the meaning set forth in the recitals hereof.

“Marina Acquisition Agreement” shall mean the Agreement, dated as of June 24, 1996, by and among TER, the Partnership, TCI-II, Trump’s Castle Hotel & Casino, predecessor-in-interest to TMI, and Trump, as amended as of August 27, 1996.

“Marina Associates” shall have the meaning set forth in the recitals hereof.

“Minimum Gain Attributable to Partner Nonrecourse Debt” shall mean “partner nonrecourse debt minimum gain” as determined in accordance with Regulation Section 1.704-2(i)(3).

“Net Income” or “Net Loss” shall mean, for each fiscal year or other applicable period, an amount equal to the Partnership’s net income or loss for such year or period as determined for federal income tax purposes by the Accountants, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a) of the Code shall be included in taxable income or loss), with the following adjustments: (a) by including as an item of gross income any tax-exempt income received by the Partnership; (b) by treating as a deductible expense any expenditure of the Partnership described in Section 705(a)(2)(B) of the Code (including amounts paid or incurred to organize the Partnership (unless an election is made pursuant to Code Section 709(b)) or to promote the sale of interests in the Partnership and by treating deductions for any losses incurred in connection with the sale or exchange of Partnership property disallowed pursuant to Section 267(a)(1) or Section 707(b) of the Code as expenditures described in Section 705(a)(2)(B) of the Code); (c) in lieu of depreciation, depletion, amortization and other cost recovery deductions taken into account in computing total income or loss, there shall be taken into account Depreciation; (d) gain or loss resulting from any disposition of Partnership property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of such property rather than its adjusted tax basis; (e) in the event of an adjustment of the Gross Asset Value of any Partnership asset which requires that the Capital Accounts of the Partnership be adjusted pursuant to Regulation Section 1.704-1(b)(2)(iv)(e), (f) and (m), the amount of such adjustment is to be taken into account as additional Net Income or Net Loss pursuant to Section 5.1; and (f) excluding any items specially allocated pursuant to Section 5.1 or Section 5.2. If an item of income, gain, loss or deduction has been included in the initial computation of Net Income or Net Loss and such item is subjected to the special allocation rules in Section 5.1(a), (b) or (e) or Section 5.2, Net Income and Net Loss shall be computed without regard to such item (to avoid double counting of such item).

“New Notes” means those certain promissory notes described in Schedule VI hereto which are nonrecourse to the Partnership.

“New Notes Indenture” shall mean the Indenture among the Partnership, Trump Entertainment Resorts Funding, L.P., and U.S. Bank National Association, as trustee, dated as of the Effective Date, as amended from time to time.

“New Securities” means Indebtedness or Equity Interests of the General Partner and any of its Subsidiaries other than the Partnership and its Subsidiaries, in each case issued after the Effective Date; provided that, New Securities shall not include Class B Stock and Common Stock issued by TER on or prior to the Effective Date or any securities issued pursuant to the Plan (other than Common Stock issued upon exercise of Warrants).

“NGCA” means the Nevada Gaming Control Act, N.R.S. 463.010 et seq., and ancillary statutes, and Regulations of the NGC and the NGCB.

“NGC” means the Nevada Gaming Commission.

“NGCB” means the Nevada Gaming Control Board.

“NIGC” means the National Indian Gaming Commission.

“Nonrecourse Deductions” shall have the meaning set forth in Sections 1.704-2(b)(1) and (c) of the Regulations.

“Nonrecourse Liabilities” shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

“Outside Business Activity” shall mean any business other than (i) the ownership, acquisition and disposition of Partnership Interests as a General Partner or Limited Partner and (ii) the management of the business of the Partnership, and such activities as are incidental thereto, including, without limitation, the issuance of New Securities and the application of the proceeds thereof in compliance with the provisions of Section 7.10 of this Agreement.

“Partner Nonrecourse Debt” shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

“Partner Nonrecourse Deductions” shall have the meaning set forth in Section 1.704-2(i)(2) of the Regulations.

“Partners” shall mean the General Partner and the Limited Partners, their duly admitted successors or assigns or any Person who is a partner of the Partnership at the time of reference thereto.

“Partnership” shall mean the limited partnership governed by this Agreement.

“Partnership Accountants” shall have the meaning set forth in Section 6.3(d).

“Partnership Interest” shall mean the partnership interest of a Partner in the Partnership from time to time, including each Partner’s Class A Units and Class B Units and such Partner’s Capital Account. Wherever in this Agreement reference is made to a particular Partner’s

Partnership Interest it shall be deemed to refer to such Partner’s Class A Units and Class B Units, and shall include the proportionate amount of such Partner’s other interests in the Partnership which are attributable to or based upon the Partner’s Class A Units and Class B Units. The Class A Units and the Class B Units are not separate series of partnership interests within the meaning of Section 17-218 of the Act.

“Partnership Minimum Gain” shall have the meaning set forth in Section 1.704-2(b)(2) of the Regulations.

“Percentage Interest” shall mean, with respect to each Partner, the fraction, expressed as a percentage, the numerator of which is the aggregate number of Class A Units and Class B Units and any other units of Partnership Interest held by such Partner and the denominator of which is the aggregate outstanding Class A Units and Class B Units and any other units of Partnership Interest held by all Partners.

“Permitted Holder” with respect to any Partner shall mean (i) such Partner and (ii) if a natural person, the spouse and descendants of such Partner (including any related trusts controlled by, and established and maintained for the sole benefit of, such Partner or such spouse or descendants) and the estate of any of the foregoing. In addition, TCI and Trump shall each be Permitted Holders in respect of each other.

“Permitted Limited Partnership Interest Lien” shall mean any Lien to which the Limited Partnership Interest of a Limited Partner is subject; provided that, the terms of such Lien (other than a Lien on the proceeds (as defined in Section 9-306 of the Uniform Commercial Code) of, or right to receive distributions or payments with respect to, a Limited Partnership Interest) must expressly acknowledge that the rights of the holder of such Lien, upon foreclosure, will be subject to the terms of the Exchange Rights Agreement.

“Person” shall mean any natural person or Entity.

“Plan” shall have the meaning set forth in the recitals hereof.

“Redemption Date” shall mean the date fixed by the General Partner for the redemption of any Partnership Interests pursuant to Article XV hereof.

“Redemption Securities” shall mean any debt or equity securities of the Partnership, any Subsidiary or any other corporation or any combination thereof, having such terms and conditions as shall be approved by the General Partner and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the General Partner (which may be a firm which provides other investment banking, brokerage or other services to the Partnership), has a value, at the time notice of redemption is given pursuant to Section 15.3, at least equal to the Fair Market Value of the Partnership Interests to be redeemed pursuant to Article XV (assuming, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and subject only to normal trading activity).

“Regulations” shall mean the income tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Regulatory Allocations” shall have the meaning set forth in Section 5.2(g) hereof.

“Representatives” shall have the meaning set forth in Section 6.3(j).

“Restructuring” shall have the meaning set forth in the recitals hereof.

“Right of First Offer Agreement” shall mean that certain Right of First Offer Agreement among TER, the Partnership and Trump Organization LLC, a New York limited liability company, dated as of the Effective Date, as amended from time to time.

“Rights” shall mean the Exchange Right, the Conversion Right, the Purchase Right, and/or the Alternative Repurchase Right, each as defined in the Exchange Rights Agreement.

“SEC” shall mean the United States Securities and Exchange Commission.

“Services Agreement” shall mean that certain Services Agreement, among Trump, TER and the Partnership, dated as of the Effective Date, as amended from time to time.

“Special Committee” shall mean a committee of at least two (2) of the members of the board of directors of the General Partner, composed solely of directors who are not officers or employees of the General Partner and who are not Affiliates of Trump or any of his Affiliates; provided that, a director shall not be deemed to be an Affiliate of either Trump or his Affiliates solely by reason of his or her being a member of the board of directors of the General Partner or its Subsidiaries.

“Specified Property” shall mean any direct or indirect interest in any of the following assets owned by the Partnership as of the date hereof: the Taj Mahal, Trump Plaza, and Trump Marina properties and the Partnership’s shares of Trump Indiana, Inc.

“Stock Incentive Plan” shall mean the General Partner’s Stock Option Plan, effective on or after the Effective Date.

“Stock Option” shall mean an option, granted under the Stock Incentive Plan, or any successor plan, to purchase shares of TER common stock.

“Subsidiary” with respect to any Person shall mean a “subsidiary” as defined in Section 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended.

“Taj Associates” shall have the meaning set forth in the recitals hereof.

“Taj Lease Income” shall have the meaning set forth in Section 5.1(a).

“Taj Mahal” shall mean the Trump Taj Mahal Casino Resort and the ancillary structures and other facilities used in connection with the operation thereof located in Atlantic City, New Jersey.

“Taj Mahal Merger Transaction” shall have the meaning set forth in the recitals hereof.

“Tax Distribution” shall mean distributions by the Partnership pursuant to Section 6.2 hereof.

“Tax Items” shall have the meaning set forth in Section 5.3(a).

“Tax Percentage” shall mean the highest, aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which any Partner of the Partnership would be subject in the relevant year of determination (as certified to the General Partner by the Accountants); provided, that in no event shall the Tax Percentage be greater than the sum of (x) the highest, aggregate effective marginal rate of federal, state and local income tax or, when applicable, alternative minimum tax, to which the Partnership would have been subject if it were a C corporation, for federal income tax purposes, and (y) 5 percentage points. If any Partner is an S corporation, partnership or similar pass-through entity for federal income tax purposes, the Tax Percentage shall be computed based upon the tax rates applicable to the owner of such Partner (with similar principles applying if such owner is itself a pass-through entity).

“TCI” shall have the meaning set forth in the preamble hereof.

“TCI 2 Holdings” shall have the meaning set forth in the preamble hereof.

“TCI-II” shall have the meaning set forth in the recitals hereof.

“TER” shall have the meaning set forth in the preamble hereof.

“THCR/LP” shall have the meaning set forth in the recitals hereof.

“TMI” shall mean Trump Marina, Inc., a New Jersey corporation.

“Trademark License Agreement” shall mean the Trademark License Agreement, dated as of the Effective Date, by and between Trump and the Partnership, as amended from time to time.

“Trading Day” shall mean a day on which the principal national securities exchange or trading market on which the Common Stock is listed or admitted to trading is open for the transaction of business or, if the Common Stock is not so listed or admitted, shall mean a Business Day.

“Transfer” shall have the meaning set forth in Section 9.5.

“Transfer Determination” shall have the meaning set forth in Section 9.2(c).

“Trump” shall have the meaning set forth in the preamble hereof.

“Trump Accountant” shall have the meaning set forth in Section 6.3(d).

“Trump Marina” shall mean Trump Marina Hotel Casino and the ancillary structures and other facilities used in connection with the operation thereof located in Atlantic City, New Jersey.

“Trump Plaza” shall mean the Trump Plaza Hotel and Casino and the ancillary structures and other facilities used in connection with the operation thereof located in Atlantic City, New Jersey.

“Trump Tower Lease” shall mean the lease agreement, dated as of November 1, 1996, between Trump Tower Commercial LLC and the Partnership, as amended.

“Valuation Date” shall mean any date as of which the value of New Securities, the Partnership, or any other property is to be determined for purposes of this Agreement.

“Warrants” shall mean any warrants to purchase Common Stock or other New Securities, including the Class A Warrants and the Warrants issued to Trump pursuant to the Plan.

“Withholding Tax Act” shall have the meaning set forth in Section 6.2(d) hereof.

Section 1.2. Accounting Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall mean generally accepted accounting principles in effect in the United States of America at the time of application thereof. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a consistent basis.

ARTICLE II.

CONTINUATION OF PARTNERSHIP; BUSINESS OF PARTNERSHIP

Section 2.1. Continuation. The parties hereto do hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act, for the purposes and upon the terms and conditions hereinafter set forth. The Partners agree that the rights and liabilities of the Partners shall be as provided in the Act, except as otherwise herein expressly provided.

Section 2.2. Name.

(a) Subject to the provisions of paragraph (b) below, the name of the Partnership shall be Trump Entertainment Resorts Holdings, L.P. or such other name as shall be chosen from time to time by the General Partner in its sole and absolute discretion. The inclusion of Trump’s name in the name of the Partnership shall not be deemed to be evidence that Trump participates in the control of the business within the meaning of Section 17-303 of the Act or any comparable provision. The General Partner shall promptly notify the Limited Partners upon a change to the name of the Partnership.

(b) The Partnership shall conduct business and qualify as a foreign limited partnership under an assumed name, which shall not include the name of any Limited Partner, in any jurisdiction where the inclusion of a Limited Partner’s name in the name of the Partnership would subject such Limited Partner to general liability for the Partnership’s debts.

Section 2.3. Character of the Business. The purpose and business of the Partnership is through its Affiliates and Subsidiaries (a) to conduct casino gaming and to own and/or operate (i) Trump Plaza, (ii) the Taj Mahal, (iii) the Indiana Riverboat, (iv) Trump Marina, and (v) such other gaming properties and facilities as the Partnership may acquire, manage or operate in the future; (b) to do all things necessary, incidental, desirable or appropriate in connection with the foregoing; and (c) to otherwise engage in any enterprise or business in which a limited partnership may engage or conduct under the Act.

Section 2.4. Location of Principal Place of Business. The location of the principal place of business of the Partnership shall be at 1000 Boardwalk at Virginia Avenue, Atlantic City, New Jersey 08401, or such other location as shall be selected from time to time by the General Partner in its sole and absolute discretion. The General Partner shall promptly notify the Limited Partners upon a change to the location of the principal place of business of the Partnership.

Section 2.5. Registered Agent and Registered Office. The registered agent of the Partnership shall be The Corporation Trust Company, or such other Person as the General Partner may select in its sole and absolute discretion. The registered office of the Partnership in the State of Delaware shall be 1209 Orange Street, Wilmington, Delaware or such other location as the General Partner may from time to time select in its sole discretion.

ARTICLE III.

TERM

Section 3.1. Commencement. The Partnership’s term commenced upon the filing of the Certificate with the Secretary of State of Delaware on March 28, 1995.

Section 3.2. Term. The Partnership shall continue until dissolved pursuant to Article VIII hereof.

ARTICLE IV.

CAPITAL CONTRIBUTIONS

Section 4.1. Capital Contributions; Partnership Interests and Percentage Interests of the Partners.

(a) As a result of the Restructuring, the Capital Accounts of the Partners have been restated in accordance with Regulation Section 1.704-1(b)(2)(iv)(f). As of the

Effective Date, and giving effect to the transactions contemplated by the Restructuring, the balance of each Partner’s Capital Account (and, in the case of the Partners holding both Class A Units and Class B Units, such Partner’s Class A Capital sub-Account and Class B Capital sub-Account) is set forth on Schedule I hereto. Schedule I also sets forth aggregate Capital Contributions, the number of Class A Units and Class B Units and the Percentage Interests of each Partner as of the Effective Date. The portion of Schedule I showing the number of Class A Units and Class B Units held by each Partner, and such Partner’s corresponding Percentage Interests, shall be adjusted from time to time after the date hereof to the extent necessary to reflect redemptions or conversions of Partnership Interests, Capital Contributions, the issuance of Additional Partnership Interests or any other event having an effect on the number of Class A Units or Class B Units held by a Partner, in each case to the extent permitted by and in accordance with this Agreement. Except to the extent specifically set forth in this Agreement with respect to the General Partner, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership, even if the failure to do so could result in the Bankruptcy or insolvency of the Partnership or any other adverse consequence to the Partnership. All surtax, documentary stamp tax or other transfer tax that may be imposed as a result of Capital Contributions shall be paid by the Partnership.

(b) Except as provided by law, (i) no Limited Partner shall be liable for any deficit in its Capital Account or (ii) except as provided in Section 6.2(b) or (d), be obligated to return any distributions of any kind received from the Partnership.

Section 4.2. Issuance of Additional Partnership Interests and Shares.

(a) The General Partner is authorized to cause the Partnership from time to time to issue to the General Partner, the Initial Limited Partner and his Permitted Holders, TCI and TCI 2 Holdings, Partnership Interests (“Additional Partnership Interests”) in one or more classes, or one or more series of any of such classes, with such designations, preferences and participating, optional or other special rights, powers and duties, including rights, powers and duties which may be senior to interests in the Partnership theretofore issued, for consideration not less than the Fair Market Value thereof, and on such terms and conditions as shall be determined by the General Partner, which special rights, powers and duties, without limitation, may relate to (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership.

(b) No Additional Partnership Interests shall be issued to the General Partner or any Subsidiary or nominee of the General Partner, unless either

(i) the Additional Partnership Interests are issued in connection with an issuance of New Securities, the General Partner complies with all of the provisions of this Agreement, including, without limitation, Section 7.10(b) and (A) if such New Securities are Common Stock, such Additional Partnership Interests shall be Class A Units; provided, however, in the cases of the issuance of

Common Stock as compensation for services rendered, the issuance of Common Stock upon exercise of Class A Warrants, or the issuance of Common Stock to the former holders of TAC Notes (as defined in the Plan) upon expiration of unexercised Class A Warrants, the General Partner shall be deemed to have contributed to the Partnership as a Capital Contribution pursuant to Section 4.3 hereof an amount equal to the product of (x) the Fair Market Value of the Common Stock (as of the Trading Day immediately preceding the date of issue of the stock to such recipient or exercise or expiration of the Class A Warrant, as the case may be), times (y) the number of shares of Common Stock issued by the General Partner to such recipient; (B) if such New Securities are Stock Options or Warrants, no Additional Partnership Interests shall be issued at the time of the issuance of such Stock Options or Warrants; provided that, upon the exercise of such Stock Options or Warrants (other than Class A Warrants), the General Partner shall contribute to the capital of the Partnership an amount equal to the proceeds of exercise (if any) of such Stock Options or Warrants, as the case may be, and shall be deemed to have contributed to the Partnership as a Capital Contribution pursuant to Section 4.3 hereof an amount equal to the product of (x) the Fair Market Value of the Common Stock (as of the Trading Day immediately preceding the date on which the Stock Options or Warrants are exercised), and (y) the number of shares of Common Stock issued upon the exercise of such Stock Options or Warrants, and (C) if such New Securities are other than Common Stock or Stock Options or Warrants, such Additional Partnership Interests having conversion, subscription, purchase and other terms equivalent to the terms of such New Securities;

(ii) the Additional Partnership Interests are issued to all Partners in proportion to their respective Percentage Interests;

(iii) Additional Partnership Interests are issued in connection with any other contribution of value made by the General Partner to the Partnership not otherwise described in clauses (i) and (ii) of this Section 4.2(b); or

(iv) the Additional Partnership Interests are issued with the written consent of all of the Limited Partners given in accordance with Section 13.2 hereof.

(c) No Person shall have any preemptive, preferential or other similar right with respect to (i) additional Capital Contributions or loans to the Partnership; or (ii) issuance or sale of any Partnership Interests.

(d) The General Partner is hereby authorized on behalf of each of the Partners to amend this Agreement solely to reflect any increase in the Percentage Interests of any Partner and the corresponding reduction of the Percentage Interests of the other Partners in accordance with the provisions of this Section 4.2, and the General Partner shall promptly send a copy of such amendment to each Limited Partner.

Section 4.3. Adjustment of Partnership Interests. Except with respect to a Capital Contribution in connection with a transaction described in Section 4.2(b)(i)(C), effective on each date on which a Partner has made (or is deemed to have made) a Capital Contribution to the Partnership (each an “Adjustment Date”), the Percentage Interest of each Partner shall be adjusted, which adjustment in the case of a Capital Contribution by the Initial Limited Partner or his Permitted Holders shall be subject to the approval of a majority of the Special Committee, such that the Percentage Interest of the Partner shall be equal to a fraction, (a) the numerator of which is equal to the sum of (i) the Deemed Partnership Interest Value of such Partner’s Partnership Interest (computed as of the Trading Day immediately preceding the Adjustment Date) and (ii) the amount of the Capital Contribution contributed by such Partner on such Adjustment Date, and (b) the denominator of which is equal to the sum of (i) the Deemed Value of the Partnership (computed as of the Trading Day immediately preceding the Adjustment Date) and (ii) the amount of the Capital Contribution contributed by all Partners on such Adjustment Date. The General Partner shall promptly give each Limited Partner written notice of its Percentage Interest, as adjusted, and the Gross Asset Value shall be adjusted. Any adjustments to the Percentage Interests of the Partners shall, to the extent possible, be effected by increasing or decreasing the number of Class A Units held by the affected Partner(s).

Section 4.4. No Interest on or Return of Capital Contribution. No Partner shall be entitled to interest on its Capital Contribution or Capital Account. Except as provided herein or by law, no Partner shall have any right to demand or receive the return of its Capital Contribution.

Section 4.5. Adjustment for Restructuring. Notwithstanding anything to the contrary contained in this Agreement, the adjustments to the Partnership Interest of each Partner with respect to the Restructuring shall be as set forth in Schedule I and Schedule V hereof.

ARTICLE V.

ALLOCATIONS AND OTHER TAX AND ACCOUNTING MATTERS

The Net Income, Net Loss and/or other Partnership items shall be allocated as follows:

Section 5.1. Allocations of Net Income and Net Loss.

Net Income, Net Loss, and any other items of income, gain, loss or deduction shall be allocated pursuant to this Article V as of the last day of each fiscal year; provided that Net Income, Net Loss, and such other items shall also be allocated at such times as the Gross Asset Values of Partnership property are adjusted pursuant to subparagraphs (b), (c) or (d) of the definition thereof.

(a) Special Allocation of Items Relating to the Taj Mahal. All items of gross income and gain attributable to third party leases in respect of retail space at the Taj Mahal (such income and gain, the “Taj Lease Income”) shall be allocated 95% to Trump and 5% to TCI, in each case with respect to their Class A Units. If the Partnership disposes of all or a portion of the Taj Mahal rental properties referred to above, or if such properties are subject to a material casualty, then the Partnership and Trump shall agree on one or more properties to be substituted therefor for purposes of the special allocation described in the preceding sentence. Until one or more replacements has been agreed upon, Trump and TCI shall be allocated an amount of gross income of the Partnership equal to 100% of the average Taj Lease Income in respect of the property or properties disposed of or subject to casualty for the three years prior to the disposition or casualty. To the maximum extent possible the substituted properties agreed upon shall yield income allocations in amounts, and are intended to produce tax effects to the parties, that are substantially similar to the income allocations of the Taj Lease Income under this Section 5.1(a) and the allocation of “excess nonrecourse liabilities” provided for by Section 5.2(d). This Section 5.1(a) shall terminate and be of no further force or effect as set forth in Section 7.12(b).

(b) Special Allocation of Income from Cancellation of Indebtedness. If and to the extent that, as a result of the transactions occurring on the Effective Date, the Partnership recognizes income from cancellation of indebtedness pursuant to Section 108 of the Code in excess of $50 million, then 100% of such excess shall be allocated to TER.

(c) Allocation of Net Income and Net Loss for Taxable Years Beginning Before the Fifth Year Anniversary of the Effective Date. Subject to paragraphs (a), (b) and (e) and Section 5.2, Net Income and Net Loss for taxable years or other periods beginning before the fifth anniversary of the Effective Date shall be allocated among the Partners in proportion to their relative Percentage Interests.

(d) Allocation of Net Income and Net Loss for Taxable Years Beginning On or After the Fifth Year Anniversary of the Effective Date. Subject to paragraphs (a), (b) and (e) and Section 5.2, Net Income for taxable years or other periods beginning on or after the fifth anniversary of the Effective Date shall be allocated 100% to the holders of the Class B Units (pro rata in accordance with their relative Class B Percentage Interests) until the Class B sub-Capital Account of each holder of Class B Units is equal to the product of (A) the Class B Overall Percentage Interest of such Partner multiplied by (B) the sum of (1) the lesser of the aggregate of all Capital Account balances of all Partners as of the Effective Date or the end of the taxable year for which the allocation is being made (excluding amounts included in clause (2) hereof) and (2) the net aggregate amount allocated to all Class B holders for the current and all prior periods pursuant to this Section 5.1(d). All Net Loss for taxable years or other periods beginning on or after the fifth anniversary of the Effective Date, and all Net Income in excess of the amount described in the prior sentence, shall be allocated among the Partners in proportion to their relative Percentage Interests.

(e) Special Allocation in the Year of Sale or Other Disposition of All or Substantially All the Assets. Notwithstanding paragraphs (c) and (d), Net Income, Net Loss and to the extent necessary, items of income, gain, loss and deduction arising from the sale or other disposition of all or substantially all of the assets of the Partnership shall be allocated among the Partners in such manner as will, to the maximum extent possible, cause each Partner’s Adjusted Capital Account balance (expressed as a percentage of the aggregate Adjusted Capital Account balances of all Partners) to equal such Partner’s Percentage Interest. In connection therewith, income or gain otherwise allocable to

Trump shall be reallocated to TER to the extent necessary to offset any disproportionality between TER and TCI 2 Holdings, on the one hand, and Trump and TCI, on the other hand, as a result of TCI’s Capital Account balance.

Section 5.2. Special Allocations. Notwithstanding any provisions of Section 5.1, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback (Nonrecourse Liabilities). If there is a net decrease in Partnership Minimum Gain for any Partnership fiscal year (except as a result of conversion or refinancing of Partnership Indebtedness, certain capital contributions or revaluation of the Partnership property as further outlined in Regulation Sections 1.704-2(d)(4), (f)(2) or (f)(3)), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to that Partner’s share of the net decrease in Partnership Minimum Gain. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(f)(6). This paragraph (a) is intended to comply with the minimum gain chargeback requirement in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (a) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(b) Minimum Gain Attributable to Partner Nonrecourse Debt. If there is a net decrease in Minimum Gain Attributable to Partner Nonrecourse Debt during any fiscal year (other than due to the conversion, refinancing or other change in the debt instrument causing it to become partially or wholly nonrecourse, certain capital contributions or certain revaluations of Partnership property (as further outlined in Regulation Section 1.704-2(i)(4))), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the Partner’s share of the net decrease in the Minimum Gain Attributable to Partner Nonrecourse Debt. The items to be so allocated shall be determined in accordance with Regulation Section 1.704-2(i)(4) and (j)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement with respect to Partner Nonrecourse Debt contained in said section of the Regulations and shall be interpreted consistently therewith. Allocations pursuant to this paragraph (b) shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant hereto.

(c) Qualified Income Offset. In the event a Limited Partner unexpectedly receives any adjustments, allocations or distributions described in Regulation Section 1.704-1(b)(2)(ii) (d)(4), (5) or (6), and such Limited Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit as quickly as possible. This paragraph (c) is intended to constitute a “qualified income offset” under Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Nonrecourse Deductions and Liabilities. Nonrecourse Deductions for any fiscal year or other applicable period shall be allocated to the Partners in accordance with their respective Percentage Interests. For purposes of Regulation Section 1.752-3(a)(3),

“excess nonrecourse liabilities” shall, subject to Section 7.12(b), be allocated among the Partners (i) first, to each Partner in an amount equal to such Partner’s 704(c) gain (to the extent not captured pursuant to debt allocated pursuant to Regulation Section 1.752-3(a)(1) and (2)) and (ii) thereafter, in the same manner as the Taj Lease Income is allocated pursuant to Section 5.1(a).

(e) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any fiscal year or other applicable period shall be specially allocated to the Partner that bears the economic risk of loss for the debt (i.e., the Partner Nonrecourse Debt) in respect of which such Partner Nonrecourse Deductions are attributable (as determined under Regulation Section 1.704-2(b) (4) and (i) (1)).

(f) Limitation on Loss Allocations. If the allocation of Net Loss (or any item of loss or deduction) to a Partner as provided in Section 5.1 hereof would create or increase an Adjusted Capital Account Deficit (treating for purposes of this Section 5.2(f) each Class B Sub-Capital Account and Class A Sub-Capital Account as held by separate Partners), there shall be allocated to such Partner only that amount of Net Loss as will not create or increase an Adjusted Capital Account Deficit. The Net Loss that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners in accordance with their relative Percentage Interests, subject to the limitations of this Section 5.2(f).

(g) Curative Allocation. The allocations set forth in subsections (a), (b), (c), (d), (e), and (f) of this Section 5.2 (the “Regulatory Allocations”) are intended to comply with certain requirements of Regulations Sections 1.704-1(b) and 1.704-2(i). Notwithstanding the provisions of Section 5.1, the Regulatory Allocations shall be taken into account in allocating other items of income, gain, loss and deduction among the Partners so that, to the extent possible, the net amount of such allocations of other items and the Regulatory Allocations to each Partner shall be equal to the net amount that would have been allocated to each such Partner if the Regulatory Allocations had not occurred.

(h) Additional Allocations. Notwithstanding the foregoing, if, upon dissolution of the Partnership and after taking into account all allocations of Net Income and Net Loss (and corresponding Tax Items) under this Article V, the distributions to be made in accordance with the positive Capital Account balances would result in a distribution that would be different from a distribution under Section 6.4 hereof, then gross items of income and gain (and corresponding Tax Items) for the taxable year of the dissolution (and, to the extent permitted under section 761(c) of the Code, gross items of income and gain (and corresponding Tax Items) for the immediately preceding taxable year) shall be allocated to the Partners to increase or decrease their Capital Account balances, as the case may be, so that the final distribution will occur in the same manner as a distribution under Section 6.4 hereof.

Section 5.3. Tax Allocations.

(a) Generally. Subject to paragraphs (b) and (c) hereof, items of income, gain, loss, deduction and credit to be allocated for income tax purposes (collectively, “Tax Items”) shall be allocated among the Partners on the same basis as their respective book items are allocated pursuant to Sections 5.1 and 5.2.

(b) Sections 1245/1250 Recapture. If any portion of gain from the sale of property is treated as gain which is ordinary income by virtue of the application of Code Sections 1245 or 1250 (“Affected Gain”), except to the extent that the tax treatment of such sale is governed by section 704(c) of the Code as provided under Section 5.3(c) hereof, then (i) such Affected Gain, to the extent attributable to depreciation or amortization allowed or allowable for any taxable period subsequent to the date hereof, shall be allocated among the Partners in the same proportion that the depreciation and amortization deductions giving rise to the Affected Gain were allocated and (ii) other Tax Items of gain of the same character that would have been recognized, but for the application of Code Sections 1245 and/or 1250, shall be allocated away from those Partners who are allocated Affected Gain pursuant to clause (i) so that, to the extent possible, the other Partners are allocated the same amount, and type, of capital gain that would have been allocated to them had Code Sections 1245 and/or 1250 not applied. For purposes hereof, in order to determine the proportionate allocations of depreciation and amortization deductions for each fiscal year or other applicable period, such deductions shall be deemed allocated on the same basis as Net Income or Net Loss for such respective period (or in the case of any items of income or loss that are specially allocated pursuant to this Agreement, allocations of corresponding depreciation and amortization deductions shall be made in the same manner as such special allocation of income or loss).

(c) Allocations Respecting Section 704(c).

(i) Property contributed to the Partnership shall be subject to Section 704(c) of the Code and Regulation Section 1.704-3 so that notwithstanding Section 5.2 hereof, taxable gain and loss from disposition of such property contributed to the Partnership that is subject to section 704(c) of the Code shall be allocated on a property by property basis in accordance with the Regulations promulgated thereunder. If the Gross Asset Value of any Partnership property is adjusted pursuant to paragraph (b) of the definition of “Gross Asset Value,” subsequent allocations of income, gain, loss and deduction with respect to such property will take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under section 704(c) of the Code and the Regulations thereunder. Notwithstanding the foregoing, tax depreciation and amortization with respect to Partnership property contributed by a Partner (x) pursuant to the Contribution Agreement between the Partnership and the Initial Limited Partner, dated as of June 12, 1995, (y) pursuant to the 1996 Contribution Agreement among Trump, TCI, THCR/LP and the Partnership, dated as of April 17, 1996, and (z) pursuant to the Marina Acquisition Agreement and the documents of transfer executed in connection therewith, dated as of October 7, 1996, shall be allocated on an aggregate basis for purposes of complying with the requirements of Section 704(c) of the Code, taking into account, for any particular taxable year for which such allocation is made, the aggregate amount of depreciation and amortization allowable with respect to the aggregate basis of such Partnership properties determined as of the respective date of contribution (and not taking into account (i) any increase in the basis of such properties resulting from improvements thereon made by the Partnership subsequent to the respective date of contribution or (ii) any additional basis resulting from any new property purchased by the Partnership in a taxable transaction subsequent to the respective date of contribution); provided that, the General Partner shall not specially allocate any Tax Items other than items of depreciation and amortization referred to in this sentence to cure for the effect of the ceiling rule set forth in Regulation Section 1.704-3(b). The Partnership shall allocate items of income, gain, loss and deduction allocated to it by a partnership to the Partner or Partners contributing the interest or interests in such partnership, so that, to the greatest extent possible and consistent with the foregoing, such contributing Partner or Partners are allocated the same amount and character of items of income, gain, loss and deduction with respect to such partnership that they would have been allocated had they contributed undivided interests in the assets owned by such partnership to the Partnership in lieu of contributing the interest or interests in the partnership to the Partnership.

(ii) Except as provided in the third sentence of paragraph (c)(i), the General Partner shall not specially allocate any Tax Items to cure for the effect of the ceiling rule set forth in Regulations Section 1.704-3(b).

(iii) The tax allocations made pursuant to this paragraph (c) shall be reflected only in the tax capital accounts of the Partners and shall have no effect on their Capital Accounts.

Section 5.4. Books of Account. At all times during the continuance of the Partnership, the General Partner shall maintain or cause to be maintained full, true, complete and correct books of account in accordance with GAAP, using the calendar year as the fiscal and taxable year of the Partnership. In addition, the Partnership shall keep all records required to be kept pursuant to the Act.

Section 5.5. Tax Matters Partner. The General Partner is hereby designated as the Tax Matters Partner within the meaning of Section 6231(a)(7) of the Code for the Partnership. Notwithstanding the foregoing, Trump shall have the right (a) to review, a reasonable time in advance of filing, and to consent to, the Partnership’s U.S. federal and applicable state income tax returns (such consent not to be unreasonably withheld or delayed); (b) to consult with the Tax Matters Partner in all tax matters that could adversely affect Trump, including the right to review in advance all submissions made by the Partnership to tax authorities and the right to have a representative present at all meetings with tax authorities; (c) to approve any settlement in connection with any tax audit or judicial settlement affecting partnership items that would affect Trump, such consent not to be unreasonably withheld or delayed; and (d) to approve the filing of any amended income tax return by the Partnership, or the extension of the statute of limitations in respect of any partnership item, if Trump could be affected, such consent not to be unreasonably withheld or delayed. Trump or any Permitted Holder shall be entitled to exercise the rights set forth in this Section 5.5 for so long as Trump or such Permitted Holder is a Partner, either directly or indirectly.

Section 5.6. Tax Elections and Returns. All elections required or permitted to be made by the Partnership under any applicable tax law shall be made by the General Partner in its sole and absolute discretion, except that the General Partner shall, if requested by a Limited Partner or a transferee, file an election on behalf of the Partnership pursuant to Section 754 of the Code to adjust the basis of the Partnership property in the case of a Transfer of a Partnership Interest or distribution from the Partnership, including Transfers made in connection with the exercise of the Rights, made in accordance with the provisions of this Agreement. Notwithstanding the foregoing, (x) Trump shall have the right to control the resolution of tax matters affecting or relating to Taj Associates in respect of periods ending on or prior to April 17, 1996, including requiring the Partnership, Trump Atlantic City Associates and Taj Associates to adjust the tax basis of assets held by Taj Associates in connection with the resolution of such tax matters to the extent such basis adjustments shall not reduce the amount of federal income tax depreciation and cost recovery deductions allocated or allocable to TER in respect of assets held by Taj Associates as the date hereof and contributions of the interests in Taj Associates to Trump Atlantic City Associates and (y) Trump shall have the right to control the resolution of tax matters affecting or relating to Trump Castle Associates, L.P. in respect of periods ending on or prior to October 7, 1996, including requiring the Partnership, Trump’s Castle Hotel & Casino, Inc. and Trump Castle Associates, L.P., to adjust the tax basis of assets held by Trump Castle Associates, L.P. in connection with the resolution of such tax matters to the extent such basis adjustments shall not reduce the amount of federal income tax depreciation and cost recovery deductions allocated or allocable to TER in respect of assets held by Trump Castle Associates, L.P. as of the date hereof and contributions of the interests in Trump Castle Associates, L.P. to the Partnership.

Section 5.7. Tax Certifications.

(a) The Partnership shall deliver to each Partner in the manner provided in Section 16.1, from time to time as necessary to implement timely the provisions of this Agreement, certificates executed by its chief financial officers and the Accountants indicating the respective calculations with respect to, and the amounts of, a Partner’s Excess Tax Amounts and the amount of any repayments to the Partnership called for thereunder, together with supporting schedules in reasonable detail all as of each pertinent date and delivered at least fifteen (15) Business Days prior to the date payment is due.

(b) The certificates delivered pursuant to paragraph (a) hereof shall be deemed approved by all parties and the Partnership shall act upon such certificates as provided in this Agreement unless within five (5) Business Days of delivery of such certificate a Partner objects to the contents of any certificate by written notice in detail sufficient to state the basis for the objection. The Partners shall negotiate in good faith to resolve such objection.

ARTICLE VI.

DISTRIBUTIONS

Section 6.1. General. Distributions of cash or property may be made in accordance herewith at such times as the General Partner deems appropriate in the order provided in this Article VI, subject to the limitations, if any, set forth in (i) the agreements governing the Partnership’s Indebtedness and (ii) the Act and other applicable law.

Section 6.2. Distributions for Taxes.

(a) Tax Distributions.

(i) Tax Distributions Attributable to Pro Rata Allocations. The Partnership shall distribute to the Partners on a quarterly basis, pro rata in proportion to their Percentage Interests, an amount determined by the General Partner which shall be equal to the aggregate amount which will cause the portion distributed to each Partner to be sufficient to cover all federal, state and local income taxes and, when applicable, alternative minimum tax (including required estimated payments), incident to ownership of their Class A Units and, if applicable, Class B Units (including Code Section 704(c) gain) computed at the Tax Percentage for the relevant year of determination. For this purpose, in determining the amount of a Partner’s applicable federal, state and local income taxes and, when applicable, alternative minimum tax, incident to the ownership of the Class A Units and Class B Units, if applicable, the impact of tax losses or credits arising before the Effective Date shall be disregarded, but there shall be taken into account in any year (to the extent not previously taken into account), any income tax benefit attributable to the Partnership which could be realized (without regard to the actual realization) by the Partner in the current or any prior taxable year, or portion thereof, commencing on the Effective Date (including any tax losses or credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation. Moreover, for this purpose, the impact of the special allocations set forth in Section 5.1(a), the first sentence of Section 5.1(d), and Section 5.1(e), shall not be considered in determining the amount of federal, state, and local income taxes and alternative minimum tax incident to ownership of the Class A Units and Class B Units. Notwithstanding anything to the contrary, any federal, state or local income taxes and alternative minimum tax incurred by Trump or TCI as a result of the allocation of income to Trump or TCI as a result of the liquidations of the direct or indirect corporate subsidiaries of the Partnership or the conversions of the direct or indirect subsidiary partnerships of the Partnership into disregarded entities for federal income tax purposes, in each case in connection with the Restructuring, shall be considered in making the determinations referred to above.

(ii) Other Tax Distributions. The Partnership shall distribute to each Partner, on a quarterly basis an amount sufficient to cover all federal, state and local income taxes and, when applicable, alternative minimum tax (including required estimated payments), attributable to the special allocations to such Partner set forth in Section 5.1(a), the first sentence of Section 5.1(d), and Section 5.1(e), computed at the applicable Tax Percentage for such Partner for the relevant year of determination. For this purpose, in determining the amount of a Partner’s applicable federal, state and local income taxes and, when applicable, alternative minimum tax, under this subparagraph (ii), the impact of tax losses or credits arising before the Effective Date shall be disregarded, but there shall be taken into account in any year (to the extent not previously taken into account either in a prior year or under subparagraph (i) above), any income tax benefit attributable to the Partnership which could be realized (without regard to the actual realization) by the Partner in the current or any prior taxable year, or portion thereof, commencing on the Effective Date (including any tax losses or credits), computed at the applicable Tax Percentage for the year that such benefit is taken into account for purposes of this computation.

If the aggregate amount of distributions to cover estimated tax payments received by any Partner pursuant to Section 6.2(a) exceeds the distribution to which such Partner is actually entitled, such Partner shall forthwith refund such excess to the Partnership at the request of the General Partner.

Notwithstanding the provisions of this Section 6.2(a), no distributions shall be made pursuant to this Section 6.2(a) with respect to taxes to Trump or TCI that have been (or are entitled to be) indemnified pursuant to Section 6.3.

(b) Amounts distributed to a Partner pursuant to paragraph (a) (ii) shall constitute an Excess Tax Amount, and shall be treated as an early distribution of amounts expected to become otherwise distributable to such Partner pursuant to this Agreement. Subsequent distributions to which such Partner would otherwise be entitled pursuant to Section 6.4 and Section 8.2 shall not be distributed to such Partner but shall instead be deemed to have been distributed and used to reduce prior Excess Tax Amounts until all previous distributions of Excess Tax Amounts have been reduced to zero. Further, upon an exchange or repurchase of a Partner’s Class A Units or Class B Units pursuant to the Exchange Rights Agreement, the aggregate number of shares of Common Stock or the amount of cash, as applicable, to which such Partner would otherwise be entitled under the Exchange Rights Agreement shall, as provided in the Exchange Rights Agreement, be reduced in an amount equal to any outstanding Excess Tax Amount with respect to such Partner.

(c) In addition to the certificates required by Section 5.7, the Partnership shall furnish the Partners with such information as they shall reasonably request from time to time respecting estimates of the Partnership’s taxable income or loss (and items thereof) for any fiscal year or portion thereof.

(d) Any amount paid by the Partnership for or with respect to any Partner on account of any withholding tax or other tax payable with respect to the income, profits or distributions of the Partnership pursuant to the Code, the Regulations or any state or local statute, regulation or ordinance requiring such payment (a “Withholding Tax Act”) shall be treated as a distribution to such Partner for all purposes of this Agreement, consistent with the character or source of the income, profits or cash which gave rise to the payment or withholding obligation. If the aggregate amounts paid by the Partnership under Withholding Tax Acts shall exceed the distribution to which such Partner actually is entitled under Article VI, such Partner shall forthwith refund such excess to the Partnership, failing which such excess shall be treated as an Excess Tax Amount and, as such, shall be applied to and reduce the amount otherwise distributable pursuant to Article VI (including, for this purpose, Sections 6.2(a) and 6.3) to such Partner in respect of the Partnership’s next succeeding fiscal year or years.

(e) The General Partner shall have the authority to take all actions necessary to enable the Partnership to comply with the provisions of this Section 6.2. Nothing in this Section 6.2 shall create any obligation on the General Partner to advance funds to the Partnership or to borrow funds from third parties in order to make distributions pursuant to Section 6.2(a) or 6.3, or any payments on account of any liability of the Partnership under a Withholding Tax Act.

Section 6.3. Transfers of Specified Property; Indemnification. Except as provided in this Section 6.3, the Partnership shall not sell, transfer or otherwise dispose of any Specified Property in a transaction in which gain is recognized (in whole or in part) for U.S. federal income tax purposes without the prior written consent of Trump. If the Partnership desires to sell, transfer or otherwise dispose of a Specified Property in a transaction in which gain is recognized, such transaction shall be effected in accordance with this Section 6.3.

(a) Not less than sixty (60) days prior to the date on which any such sale, transfer or disposition is contemplated by the parties thereto to be consummated, the Partnership shall notify Trump thereof in writing, which notice shall set forth the names of the parties to such proposed transaction and, in reasonable detail, the terms of such transaction.

(b) Within ten (10) Business Days of receipt of such notice, Trump shall advise the Partnership in writing as to whether he consents to the transaction described in such notice.

(c) If Trump does not consent to such transaction in writing prior to the consummation thereof, subject to the provisions of subparagraph (d) below, the Partnership may nevertheless proceed with such transaction, provided that the Partnership shall to the fullest extent permitted by law indemnify and hold Trump, and, so long as it is owned by Trump, TCI, harmless from and against any and all U.S. federal, state and local income tax and, when applicable alternative minimum tax, costs and expenses incurred (or to be incurred) or payable by Trump and, so long as it is owned by Trump, by TCI, respectively, due to his/its status as a Partner and attributable or relating to such transaction, including, without limitation, the tax costs and expenses associated with any indemnification provided by the Partnership pursuant to this subparagraph (c). The amount payable by the Partnership pursuant to such indemnification shall be determined by comparing the amount of federal, state and local income taxes and alternative minimum tax incurred by Trump and, if applicable, TCI during such taxable year with the amount of federal, state and local income taxes and alternative minimum tax he or it would have incurred if such taxable sale, transfer or other disposition of the subject Specified Property had not occurred.

(d) If the Partnership determines to proceed with any such sale, transfer or other disposition of a Specified Property therein without Trump’s prior written consent:

(i) The Partnership shall notify Trump of its determination to so proceed and to indemnify Trump and, as applicable, TCI pursuant to subparagraph (c) above.

(ii) Not fewer than ten (10) Business Days after receipt of such notice, Trump shall, or shall cause his accountant (the “Trump Accountant”) to, provide a written and reasonably detailed estimate of federal, state and local income taxes and, when applicable, alternative minimum tax, to be incurred by Trump and, so long as it shall be owned by Trump, TCI in the year of such proposed transaction, with and without giving effect to such transaction, and a written and reasonably detailed calculation of the amount of indemnity expected to be payable to Trump and, so long as it shall be owned by Trump, TCI, pursuant to subparagraph (c) in consequence of such disposition.

(iii) If accountants chosen by the Partnership (the “Partnership Accountants”) disagree with such estimate and/or calculation or if Trump (or the Trump Accountant) does not timely provide such estimate and/or calculation, within ten (10) days after the last day for Trump (or the Trump Accountant) to timely reply pursuant to clause (ii) above, the Partnership shall cause the Partnership Accountants to provide to Trump a written and reasonably detailed calculation of their estimate and calculation of the amounts referred to in such clause (ii).

(iv) If the Trump Accountant disagrees with the Partnership Accountants’ estimate and/or calculation prepared pursuant to clause (iii) above, the Trump Accountant and the Partnership Accountants shall negotiate in good faith to resolve such disagreement. If the Trump Accountant and the Partnership Accountants are unable to resolve such disagreement within ten (10) days after receipt of the Partnership Accountants’ estimate and calculation pursuant to clause (iii), the disagreement may be submitted to mediation as provided in clause (v) by either such party by written notice to the other party (provided that either such party may choose not to mediate and proceed directly to resolve such disagreement, as provided in clause (vi)).

(v) A mediator to resolve such disagreement shall be mutually selected by the Trump Accountant, on the one hand, and the Partnership Accountants, on the other hand. If such parties cannot agree on a mediator within ten (10) days of the notice of intent to mediate described in clause (iv) above, the CPR Institute for Dispute Resolution (“CPR”) shall designate a mediator at the request of either such party. The mediator shall conduct the mediation in New York City during business hours within ten (10) days of appointment. The Trump Accountant and the Partnership Accountants shall discuss their differences in good faith and attempt, with the mediator’s assistance, to reach an amicable resolution of the disagreement. The mediation shall be treated as a settlement discussion and shall therefore be deemed confidential within the meaning of the Federal Rules of Evidence, except that no statements of fact by any party may be used against any such party if the mediation is unsuccessful. The mediator may not testify for either party in any later proceeding related to the disagreement. The mediation proceeding shall not be recorded or transcribed. Each of the Partnership and Trump shall bear its or his own respective costs and expenses incurred in connection with such mediation, provided that, for the avoidance of doubt, the Partnership shall pay the fees and expenses of the Partnership Accountants and Trump shall pay the fees and expenses of the Trump Accountant. The Partnership and Trump shall share equally the fees and expenses of the mediator.

(vi) If (x) either the Trump Accountant or the Partnership Accountants elect not to mediate as provided in clause (v) above, or (y) if such parties have agreed to mediate but have not resolved all disagreement within the mediation period provided above, the mediation shall terminate, and within ten (10) days of the later of (x) or (y), the Trump Accountant and the Partnership Accountants shall promptly submit such dispute for resolution to the New York office of an independent certified public accounting firm of recognized national standing, which accounting firm shall be mutually acceptable to the Trump Accountant, on the one hand, and the Partnership Accountants, on the other hand (the “Resolving Accountant”). If the Trump Accountant and the Partnership Accountants cannot so agree on the Resolving Accountant within such ten (10) day period, CPR shall select such Resolving Accountant within ten (10) additional days. Unless otherwise expressly agreed by the Trump Accountant, on the one hand, and the Partnership Accountants, on the other hand, the Resolving Accountant shall render its decision as to such disagreement within thirty (30) days after it is referred to the Resolving Accountant. The Resolving Accountant’s function shall be to resolve only such unresolved matters that are the subject of such disagreement in accordance with the terms and provisions of this Agreement. The decision of the Resolving Accountant shall be conclusive, final and binding upon the Partnership, the Partnership Accountants, Trump and the Trump Accountants and shall not be subject to any challenge or appeal by any such party. The fees of the Resolving Accountant shall be shared equally by the Partnership and Trump.

(e) Subject to subparagraph (i), the Partnership shall make any and all indemnity payments payable pursuant to subparagraph (c) above (as finally agreed or determined pursuant to subparagraph (d) above) to Trump and, so long as it shall be owned by Trump, to TCI, on or prior to the date of consummation of such sale, transfer or other disposition of the Specified Property or interest therein (it being understood that the payment in full of such indemnity payment or payments to Trump and, as applicable, TCI shall be a condition to the consummation of any such sale, transfer or other disposition). Subject to subparagraph (i), the Partnership shall make any and all indemnity payments payable pursuant to subparagraph (c) above (as finally agreed or determined pursuant to subparagraph (d) above)

to Trump and, so long as it shall be owned by Trump, to TCI, at or prior to the time of consummation of such sale, transfer or other disposition of the Specified Property (it being understood that the payment in full of such indemnity payment or payments to Trump and, as applicable, TCI shall be a condition to the consummation of any such sale, transfer or other disposition). All indemnity payment or payments (or adjustments to indemnity payments pursuant to Section 6.3(f) or Section 6.3(g)) shall be made by the obligor by wire transfer of immediately available funds to an account specified in writing by the obligee.

(f) No later than fifteen (15) days following the earlier of (i) the filing by Trump or, as applicable, TCI of his or its federal income tax return for the year of sale, transfer or other disposition of a Specified Property that gives rise to the indemnity payments made pursuant to subparagraph (e) above or (ii) the due date (including extensions) for filing such tax returns, Trump shall, or shall cause the Trump Accountant to, provide to the Partnership Accountants a written and reasonably detailed calculation of federal, state and local income taxes and, when applicable, alternative minimum tax, incurred by Trump and, so long as it shall be owned by Trump, TCI for such year prepared using the information reflected on Trump’s, and as applicable, TCI’s federal, state and local income tax returns for such year (the “Applicable Tax Returns”), with and without giving effect to such transaction, and a written and reasonably detailed calculation of the amount of indemnity payable to Trump and, so long as it shall be owned by Trump, TCI, pursuant to subparagraph (c) in consequence of such disposition. Clauses (iii) through (vi) of subparagraph (d) shall be applicable to any disagreement relating to such calculation between the Trump Accountant, on the one hand, and the Partnership Accountants, on the other hand. Subject to subparagraph (i) below, within five (5) Business Days after the determination of the indemnity amount, as finally agreed or otherwise determined (pursuant to the dispute resolution provisions of subparagraph (d)), either (i) Trump shall pay and, as applicable, shall cause TCI to pay, to the Partnership the excess, if any, of the amount paid pursuant to subparagraph (e) over the amount as finally determined pursuant to this subparagraph (f), or (ii) the Partnership shall pay to Trump and, as applicable, TCI the excess, if any, of the amount as finally determined pursuant to this subparagraph (f) over the amount previously paid pursuant to subparagraph (e) above.

(g) If (x) the Partnership files an amended tax return for a year in which an indemnified disposition of a Specified Property occurred, (y) a tax return of the Partnership for such year is the subject of a determination (as that term is defined in Code Section 1313(a), with similar principles applicable for state or local tax purposes) or (z) an Applicable Tax Return is the subject of a determination, then within sixty (60) days following the filing of such amended return or such determination, Trump shall, or shall cause the Trump Accountant to, revise the computation described in subparagraph (f) (in accordance with the procedures set forth therein), calculated as if the Applicable Tax Return had been filed on the basis of such amended return (in the case of clause (x)) or on the basis of such determination (in the case of clause (y) or (z)). Subject to subparagraph (i), within five (5) Business Days after the revised indemnity amount with respect to such Applicable Tax Return has been finally agreed or otherwise determined (pursuant to the dispute resolution provisions of subparagraph (d)), either (i) the Partnership shall pay to Trump, and as applicable, TCI, the excess of the revised indemnity amount over the net amount previously paid to Trump and, as applicable, TCI pursuant to this Section 6.3 with respect to such Applicable Tax Return or (ii) Trump shall pay and, as applicable, shall cause TCI to pay to the Partnership the excess of the net amount previously paid to Trump and, as applicable, TCI pursuant to this Section 6.3 with respect to such Applicable Tax Return over the revised indemnity amount. Except as explicitly provided in this subparagraph (g), no indemnity amounts determined pursuant to subparagraphs (d) and (f) shall be redetermined, and no further amounts shall be payable, in connection with any indemnified disposition of a Specified Property.

(h) Payments made by the Partnership to Trump and TCI pursuant to this Section 6.3 shall be treated as guaranteed payments within the meaning of Section 707(c) of the Code.

(i) Notwithstanding anything to the contrary in this Section 6.3, the maximum amount payable in the aggregate to Trump and TCI pursuant to this Section 6.3 with respect to any or all of the Specified Properties in one or multiple transactions throughout the life of the Partnership from and after the date hereof shall not exceed $100 million. For the avoidance of doubt, the amount of such indemnification (and any costs incurred in respect thereof) shall be borne by all Partners (including Trump and TCI as Partners) in accordance with their relative Percentage Interests, shall not be indemnified, and shall be allocated in accordance with Article V.

(j) Each of Trump and the Partnership shall (and shall cause the Trump Accountant and the Partnership Accountants, respectively, to) reasonably cooperate with one another and with their respective advisors in connection with the preparation of the calculations of the amount payable by or to the Partnership, Trump and/or TCI pursuant to this Section 6.3, including, without limitation, by making books and records available for review and making advisors (including accountants) available to discuss matters relating to such calculations. Notwithstanding the foregoing agreement of cooperation, the Partnership shall, and shall cause its partners (other than Trump and his controlled Affiliates), officers, directors (or similar Persons), employees, representatives, advisors, accountants (including the Partnership Accountants), agents and Affiliates (collectively, “Representatives”) to, maintain any information provided or made available thereto (regardless of the format or medium in which it is so provided or made available) by or on behalf of Trump or the Trump Accountant in connection with such calculation or otherwise pursuant to this Section 6.3 strictly confidential and, without the prior written consent of Trump (and subject to the provisos below), shall not disclose any such information to any Person other than the Partnership and its Representatives who need to know such information for the purpose of determining such calculation (which Representatives shall have agreed to comply with the confidentiality provisions of this subparagraph (j)), provided that, without the prior written consent of Trump, the Partnership shall not (and shall cause its Representatives not to) disclose any such information relating to Trump’s personal income tax or his liability therefor to any Person other than the Partnership Accountants, the Trump Accountant, the Resolving Accountant and the mediator referred to above; provided, however, that the Partnership and its Representatives may otherwise disclose such information only to the extent required by applicable law, provided that, not less than ten (10) days prior to any such required disclosure, the Partnership shall notify Trump thereof (which notice shall include, to the extent possible, and describe in reasonable detail such information so required to be disclosed) and shall reasonably cooperate with Trump to obtain assurance that such information so disclosed will be accorded confidential treatment (it being understood, however, that the General Partner may publicly disclose only the amount of indemnification paid pursuant to this Section 6.3).

Section 6.4. Other Distributions. After payments and distributions, if any, of the amounts set forth in Section 6.2 above, and subject to Section 6.2(b), the Partnership may distribute, in the discretion of a majority of the board of directors of the General Partner, cash or other property, valued at its Fair Market Value, to the Partners. Any such distributions shall be made pro rata in accordance with their Percentage Interests.

Section 6.5. Non-Recourse. Notwithstanding any other provisions of this Agreement, the obligations to make distributions contemplated hereby shall be limited to the assets of the Partnership and shall be non-recourse with respect to the Partners and any of their assets.

ARTICLE VII.

RIGHTS, DUTIES AND RESTRICTIONS OF THE GENERAL PARTNER

Section 7.1. Powers and Duties of General Partner.

(a) The General Partner shall be responsible for the management of the Partnership’s business and affairs. Except as otherwise expressly provided in this Agreement, and subject to the limitations contained in Section 7.2 hereof with respect to Major Decisions, the General Partner shall have, and is hereby granted, full and complete power, authority and discretion to take such action for and on behalf of the Partnership and in its name as the General Partner shall, in its sole and absolute discretion, deem necessary or appropriate to carry out the Partnership’s business and the purposes for which the Partnership was organized. Except as otherwise expressly provided herein, and subject to Section 7.2 hereof, the General Partner shall, on behalf of, and at the expense of, the Partnership, have the right, power and authority:

(i) to manage, control, invest, reinvest, acquire by purchase, lease or otherwise, sell, contract to purchase or sell, grant, obtain or exercise options to purchase, options to sell or conversion rights, assign, transfer, convey, deliver, endorse, exchange, pledge, mortgage, abandon, improve, repair, maintain, insure, lease for any term and otherwise deal with any and all property of whatsoever kind and nature, and wheresoever situated, in furtherance of the business or purposes of the Partnership;

(ii) to acquire, directly or indirectly, interests in gaming ventures of any kind and of any type, and any and all kinds of interests therein (including, without limitation, Entities investing therein), and to determine the manner in which title thereto is to be held; to manage (directly or through management agreements), insure against loss, protect and subdivide any of such gaming ventures, interests therein or parts thereof; and to participate in the ownership, management and operation of any gaming venture;

(iii) to employ, engage, indemnify or contract with or dismiss from employment or engagement Persons to the extent deemed necessary or appropriate by the General Partner for the operation and management of the Partnership’s business, including but not limited to contractors, subcontractors, engineers, architects, surveyors, mechanics, consultants, accountants, attorneys, insurance brokers and others;

(iv) to enter into contracts on behalf of the Partnership, and to cause all General Partner Expenses to be paid;

(v) to borrow or loan money, obtain or make loans and advances from and to any Person for Partnership purposes and to apply for and secure from or accept and grant to any Person credit or accommodations; to contract liabilities and obligations (including interest rate swaps, caps and hedges) of every kind and nature with or without security; and to repay, collect, discharge, settle, adjust, compromise or liquidate any such loan, advance, obligation or liability;

(vi) to grant security interests, mortgage, assign, deposit, deliver, enter into sale and leaseback arrangements or otherwise give as security or as additional or substitute security or for sale or other disposition any and all Partnership property, tangible or intangible, including, but not limited to, personal property and real estate and interests in land trusts, and to make substitutions thereof, and to receive any proceeds thereof upon the release or surrender thereof; to sign, execute and deliver any and all assignments, deeds, bills of sale and contracts and instruments in writing; to authorize, give, make, procure, accept and receive moneys, payments, property notices, demands, protests and authorize and execute waivers of every kind and nature; to enter into, make, execute, deliver and receive agreements, undertakings and instruments of every kind and nature; and generally to do any and all other acts and things incidental to any of the foregoing or with reference to any dealings or transactions which the General Partner may deem necessary, proper or advisable to effect or accomplish any of the foregoing or to carry out the business and purposes of the Partnership;

(vii) to acquire and enter into any contract of insurance (including, without limitation, general partner liability and partnership reimbursement insurance policies) which the General Partner may deem necessary or appropriate;

(viii) to conduct any and all banking transactions on behalf of the Partnership; to adjust and settle checking, savings and other accounts with such institutions as the General Partner shall deem appropriate; to draw, sign, execute, accept, endorse, guarantee, deliver, receive and pay any checks, drafts, bills of exchange, acceptances, notes, obligations, undertakings and other instruments for or relating to the payment of money in, into or from any account in the Partnership’s name; to make deposits into and withdrawals from the Partnership’s bank accounts and to negotiate or discount commercial paper, acceptances, negotiable instruments, bills of exchange and dollar drafts;

(ix) to demand, sue for, receive and otherwise take steps to collect or recover all debts, rents, proceeds, interests, dividends, goods, chattels, income from property, damages and all other property, to which the Partnership may be entitled or which are or may become due the Partnership from any Person; to commence, prosecute or enforce, or to defend, answer or oppose, contest and abandon all legal proceedings in which the Partnership is or may hereafter be interested; and to settle, compromise or submit to arbitration any accounts, debts, claims, disputes and matters which may arise between the Partnership and any other Person and to grant an extension of time for the payment or satisfaction thereof on any terms, with or without security;

(x) to acquire interests in and contribute money or property to any limited or general partnerships, joint ventures, Subsidiaries or other Entities as the General Partner deems desirable and to conduct the Partnership’s business through such Entities;

(xi) to maintain or cause to be maintained the Partnership’s books and records;

(xii) to prepare and deliver, or cause to be prepared and delivered, all financial and other reports with respect to the operations of the Partnership, and prepare and file all tax returns and reports;

(xiii) to do all things which are necessary or advisable for the protection and preservation of the Partnership’s business and assets, and to execute and deliver such further instruments and undertake such further acts as may be necessary or desirable to carry out the intent and purposes of this Agreement and as are not inconsistent with the terms hereof; and

(xiv) in general, to exercise all of the general rights, privileges and powers permitted to be had and exercised under the Act.

(b) Except as otherwise provided in this Agreement, to the extent the duties of the General Partner require expenditures of funds to be paid to third parties, the General Partner shall not have any obligations hereunder except to the extent that Partnership funds are reasonably available to it for the performance of such duties, and nothing herein contained shall be deemed to require the General Partner, in its capacity as such, to expend its individual funds for payment to third parties or to undertake any specific liability or litigation on behalf of the Partnership.

(c) Notwithstanding the provisions of Section 7.1(a), the Partnership shall not commingle its funds with those of any Affiliate or other Entity; funds and other assets of the Partnership shall be separately identified and segregated; all of the Partnership’s assets shall at all times be held by or on behalf of the Partnership, and, if held on behalf of the Partnership by another Entity, shall at all times be kept identifiable (in accordance with customary usages) as assets owned by the Partnership; and the Partnership shall maintain its own separate bank accounts, payroll and books of account.

(d) Notwithstanding the provisions of Section 7.1(a), the Partnership shall pay from its own assets all obligations of any kind incurred by the Partnership.

Section 7.2. Major Decisions. The General Partner shall not, without the prior Consent of the Limited Partners undertake, on behalf of the Partnership, any of the following actions at any time that the Limited Partners (not including the General Partner) own in the aggregate more than ten percent (10%) of the issued and outstanding Partnership Interests (the “Major Decisions”):

(a) except as permitted by Articles IX and XII hereof, admit a new Limited Partner;

(b) make a general assignment for the benefit of creditors or appoint or acquiesce in the appointment of a custodian, receiver or trustee for all or any part of the assets of the Partnership;

(c) institute any proceedings for Bankruptcy on behalf of the Partnership; or

(d) dissolve the Partnership.

Without the consent of all the Limited Partners, the General Partner shall have no power to do any act in contravention of this Agreement or possess any Partnership property for other than a Partnership purpose. In addition, the General Partner shall have no power to do any act in contravention of applicable law.

Section 7.3. Reimbursement of the General Partner.

(a) Except as provided in this Section 7.3 and elsewhere in this Agreement (including the provisions of Articles VI and VIII), the General Partner shall not receive payments from, or be compensated for its services as general partner of, the Partnership.

(b) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine in its sole and absolute discretion, for all General Partner Expenses. The Partners agree that the General Partner Expenses shall be deemed to be incurred on behalf of the Partnership. The General Partner represents that, except as permitted by Section 7.4, its sole business is the ownership of direct and indirect interests in and operation of the Partnership and as such all of the General Partner Expenses will be incurred for the benefit of the Partnership.

Section7.4. Outside Activities of the General Partner. Without the Consent of the Limited Partners, the General Partner shall not directly or indirectly enter into or conduct any Outside Business Activity.

Section 7.5. Contracts with Affiliates.

(a) The Partnership may engage in transactions and enter into contracts with Affiliates on terms that are no less favorable to the Partnership than would be available at the time of such transaction or transactions in a comparable transaction in arms-length dealings with an unaffiliated third party; provided that, the foregoing shall not limit or affect in any respect any of the transactions or contracts with Trump or his Affiliates that are contemplated by this Agreement or the Plan or are otherwise in being or effect as of the Effective Date.

(b) Notwithstanding the foregoing:

(i) No compensation shall be paid directly or indirectly to the Initial Limited Partner by the Partnership or any of its Subsidiaries, except (A) as set forth in the Services Agreement, (B) as set forth in the Trademark License Agreement, (C) as set forth in the Right of First Offer Agreement, (D) as set forth in the Trump Tower Lease, or (E) with the approval of the Special Committee of the board of directors of the General Partner; and

(ii) The Partnership and its Subsidiaries shall not enter into any management, services, consulting or similar agreements with the Initial Limited Partner or any of his controlled Affiliates, except (A) as set forth in the Services Agreement, or (B) employment agreements in the ordinary course of business, consistent with industry practice, which are approved by the Compensation Committee of the board of directors of the General Partner.

provided, however, that, for the avoidance of doubt, the foregoing shall not limit or affect in any respect any of the transactions or contracts with Trump or his Affiliates that are contemplated by this Agreement or the Plan or are otherwise in being or effect as of the Effective Date.

Section 7.6. Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an Entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner or one or more nominees, as the General Partner may determine, including Affiliates of the General Partner. The General Partner hereby acknowledges and confirms that any Partnership assets for which legal title is held in the name of the General Partner or any nominee or Affiliate of the General Partner shall be held by the General Partner for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use its best efforts to cause beneficial and record title to such assets to be vested in the Partnership as soon as reasonably practicable. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which legal title to such Partnership assets is held.

Section 7.7. Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General

Partner has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner as if it were the Partnership’s sole party in interest, both legally and beneficially. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (i) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (ii) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (iii) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.8. Liability of the General Partner.

(a) Notwithstanding anything to the contrary set forth in this Agreement, the General Partner shall not be liable for monetary or other damages to the Partnership, any of the Partners or any assignee of any interest of any Partner for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith without fraud, gross negligence, willful misconduct or a breach of the General Partner’s fiduciary duties to the Limited Partners. The General Partner shall not be obligated to make any additional payments from its own funds or Capital Contributions for the purpose of returning any capital of the Limited Partners.

(b) Subject to its obligations and duties as General Partner set forth in Section 7.1 hereof, the General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents. The General Partner shall not be responsible for any act of any such agent appointed by it in good faith and without gross negligence including, without limitation, any willful misconduct or gross negligence on the part of any such agent.

Section 7.9. Officers of the Partnership. The Partnership shall have such officers, if any, as the General Partner from time to time may in its discretion elect or appoint. The Partnership may also have such agents, if any, as the General Partner from time to time may in its discretion choose. Each officer shall have such duties and powers as are commonly incident to his or her office and such additional duties and powers as the General Partner may from time to time designate. Each officer and agent shall retain his or her authority at the discretion of the General Partner.

Section 7.10. Covenants of TER Regarding the Issuance of New Securities. TER hereby covenants and agrees that so long as it is a General Partner:

(a) TER shall not issue any additional shares of Class B Stock, except to the Initial Limited Partner and his Permitted Holders.

(b) TER shall not issue any additional New Securities, other than pro rata to all holders of Common Stock unless (x) the General Partner shall cause the Partnership to issue to TER (or, in the absence of such issuance, there shall be deemed to have been issued to TER) Additional Partnership Interests, as provided in Section 4.2(b)(i) and (y) TER contributes the gross proceeds (net of any Issuance Costs not paid by the Partnership, which Issuance Costs shall be deemed to have been contributed to the Partnership as a Capital Contribution for purposes of Section 4.3), if any, from the issuance of such New Securities and from the exercise of rights contained in such New Securities to the Partnership.

(c) In connection with any issuance of New Securities pursuant to paragraph (b) of this Section 7.10, TER shall make a Capital Contribution to the Partnership of the gross proceeds (net of any Issuance Costs not paid by the Partnership) raised in connection with such issuance (and any proceeds paid upon conversion or exchange of the New Securities) and the Partnership shall, as agent for TER, simultaneously pay the Issuance Costs to the extent included in General Partner Expenses, and credit such contribution to the capital account of TER.

Section 7.11. Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report or other document reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted to be taken in reliance upon the advice or opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence and in accordance with such advice or opinion shall be prima facie evidence that such actions have been done or omitted in good faith.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and any attorney or attorneys-in-fact duly appointed by the General Partner. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform all and every act and duty which is permitted or required to be done by the General Partner hereunder.

Section 7.12. Certain Covenants of the Partnership.

(a) Except as set forth below, until the earlier of (i) Trump’s death, (ii) the date upon which Trump is no longer a Partner, or (iii) the sale or other disposition of assets comprising not less than 90% of the fair value of the gross assets of the Company and its subsidiaries (excluding from such calculation, current assets), the Partnership shall maintain New Notes or replacement debt (described below) of at least $730 million. If the $730 million of Indebtedness described above is not in form of New Notes, then such replacement debt must satisfy all of the requirements of Code Section 465(b)(6), it being understood and agreed that debt issued under SEC Rule 144A (including registered debt issued in a subsequent A/B exchange) shall be deemed to satisfy the “holder” requirement of Code Section 465(b)(6)(B)(ii).

(b) Within (i) sixty (60) days after Trump’s receipt of his Form K-1 for each tax year or (ii) twenty (20) days after receipt of notice of the intended disposition of any Specified Property pursuant to Section 6.3, Trump shall determine in good faith and then notify the General Partner (including with reasonable documentation supporting such determination) the extent to which, if any, the amount of New Notes or replacement debt specified in Section 7.12(a) and the special allocation of excess nonrecourse liabilities specified in the second sentence of Section 5.2(d) are still necessary to avoid taxable income recognition by Trump or TCI pursuant to Code Section 465(e) or Code Section 731, computed as of the end of such prior taxable year (in the case of clause (ii), after giving effect to the transaction stated in the notice and any payments required under Section 6.3, if any). If and to the extent that such amount or such special allocation is no longer necessary, the Partnership shall, as the case may be, (i) no longer be required to maintain such debt or (ii) no longer maintain such special allocation of excess nonrecourse liabilities (and such special allocation shall be deemed to be adjusted accordingly) and, at such time as such special allocation is of no further effect, Section 5.1(a) shall terminate and be of no further force or effect.

(c) The Partnership shall file its tax returns and reports consistently with the position that the New Notes constitute qualified nonrecourse financing, and the allocation set forth in Section 5.2(d), and agrees to use reasonable efforts to support the foregoing positions in any tax audit or proceeding involving the Partnership, but the Partnership does not warrant that these positions may not be successfully challenged. Trump may, at his option, guarantee all or any portion of the debt of the Partnership, on a “bottom guarantee” basis or otherwise on such terms as Trump in his sole discretion shall determine.

(d) The Partnership shall inform Trump of the results of any Collateral Valuation (as defined in the New Notes Indenture) and allow him reasonable access to such valuation and supporting documentation and the Partnership shall consult in good faith with Trump as to whether, and which, Additional Collateral (as defined in the New Notes Indenture) may be pledged under the New Notes Indenture solely for the purpose of ensuring compliance of Code Section 465(b)(6) and Treasury Regulation Section 1.465-27.

(e) With respect to the Non-Recourse Portion (as defined in the New Notes Indenture) of the New Notes required to be maintained pursuant to this Section 7.12, the Partnership shall not, after the Effective Date, (i) amend the terms of the New Notes Indenture in a manner which would result in the Non-Recourse Portion (as defined in the New Notes Indenture) of the New Notes failing to satisfy the requirements of Code Section 465(b)(6) and Treasury Regulation Section 1.465-27, (ii) allow an entity treated as a corporation for U.S. federal income tax purposes to guarantee any of the obligations under the Non-Recourse Portion (as defined in the New Notes Indenture) of the New Notes, or (iii) grant Additional Collateral (as defined in the New Notes Indenture) to the holders of the New Notes which would result in the Non-Recourse Portion of the New Notes failing to satisfy the requirements of Code Section 465(b)(6) and Treasury Regulation Section 1.465-27. Until the Non-Recourse Portion of the New Notes is reduced to zero, the Partnership shall not exercise any of its rights under Article VIII of the New Notes Indenture or otherwise effect any Legal Defeasance or Covenant Defeasance (as each such term is defined in the New Notes Indenture) unless after giving effect to such defeasance, the Partnership is in compliance with Section 7.12(a) as a result of the issuance of replacement debt.

ARTICLE VIII.

DISSOLUTION, LIQUIDATION AND WINDING-UP

Section 8.1. Accounting. In the event of the dissolution of the Partnership, a proper accounting shall be made of the Capital Account of each Partner and of the Net Income or Net Loss of the Partnership from the date of the last previous accounting to the date of dissolution.

Section 8.2. Distribution on Dissolution. In the event of the dissolution of the Partnership for any reason, the assets of the Partnership shall be liquidated for distribution in the following rank and order:

(a) To creditors of the Partnership, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of the liabilities of the Partnership (whether by payment or the making of reasonable provision for payment thereof); and

(b) To the Partners in accordance with the positive balances in their Capital Accounts after giving effect to all contributions, distributions and allocations for all periods.

Whenever the Liquidating Trustee reasonably determines that any reserves established pursuant to paragraph (a) above are in excess of the reasonable requirements of the Partnership, the amount determined to be excess shall be distributed to the Partners in accordance with the provisions of this Section 8.2.

Section 8.3. Timing Requirements.

(a) In the event that the Partnership is “liquidated” within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, any and all distributions to the Partners pursuant to Section 8.2(b) hereof shall, subject to the Act, be made no later than the later to occur of (i) the last day of the taxable year of the Partnership in which such liquidation occurs or (ii) ninety (90) days after the date of such liquidation.

(b) Notwithstanding the provisions of Section 8.2 hereof which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership, the Liquidating Trustee determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidating Trustee may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners which are creditors of the Partnership) and/or, with the Consent of the Limited Partners, distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 8.2 hereof, undivided interests in such Partnership assets as the Liquidating Trustee deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidating Trustee, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidating Trustee deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidating Trustee shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

Section 8.4. Termination. The Partnership shall terminate when (i) all of the assets of the Partnership, after payment of or due provision for all debts, liabilities and obligations of the Partnership, shall have been distributed to the Partners in the manner provided for in this Agreement and (ii) the Certificate shall have been canceled in the manner required by the Act.

Section 8.5. Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following events:

(a) the dissolution, liquidation, termination, withdrawal, death, insanity, retirement or Bankruptcy of the General Partner or other event causing the General Partner to cease to be a general partner of the Partnership (a “Disabling Event”), unless the Partnership is continued in accordance with the Act or this Agreement;

(b) the election to dissolve the Partnership made in writing by the General Partner with the Consent of the Limited Partners;

(c) the sale or other disposition of all or substantially all of the assets of the Partnership;

(d) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Act, which decree is final and not subject to appeal; or

(e) at any time there are no limited partners of the Partnership, unless the business of the Partnership is continued in accordance with the Act.

Section 8.6. Continuation of the Partnership. The Partners hereby waive their right of partition and agree, that except as provided in Section 9.7, they shall not do anything that would terminate the Partnership prior to the expiration of its term without the prior Consent of the Limited Partners. Notwithstanding Section 8.5(a), upon the occurrence of any Disabling Event, the Partnership shall not be dissolved and required to be wound up in connection with any such event if (A) at the time of the occurrence of such event there is at least one remaining general partner of the Partnership who is hereby authorized to and does carry on the business of the Partnership, or (B) within 90 days after the occurrence of such event, a Majority-in-Interest of the Limited Partners agree in writing or vote to continue the business of the Partnership and to the appointment, effective as of the date of such event, if required, of one or more additional general partners of the Partnership, which substitute General Partner accepts such election and agrees to serve as General Partner. Such successor General Partner shall thereupon succeed to the rights and obligations of the General Partner as provided in Section 9.1. A General Partner which has suffered a Disabling Event shall automatically be converted to a Limited Partner having none of the voting rights or privileges provided hereunder for the election to continue the Partnership as provided above.

ARTICLE IX.

TRANSFER AND REDEMPTION OF PARTNERSHIP INTERESTS;

CERTAIN CONSENT RIGHTS

Section 9.1. General Partner Transfer.

(a) Except as set forth in Section 9.7, during such time as the Limited Partners (not including the General Partner) own in the aggregate more than ten percent (10%) of the issued and outstanding Partnership Interests, the General Partner shall not withdraw from the Partnership and shall not Transfer all or any portion of its interest in the Partnership without the Consent of the Limited Partners.

(b) Upon any Transfer of a Partnership Interest by the General Partner in accordance with the provisions of this Section 9.1 (other than in connection with the granting of a Lien), the transferee General Partner shall become vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It shall be a further condition to any Transfer otherwise permitted hereunder (other than in connection with the granting of a Lien) that the transferee assumes by express agreement (or pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the General Partner are assumed by a successor corporation by operation of law) all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor General Partner are assumed by a successor corporation by operation of law) shall relieve the transferor General Partner of its obligations under this Agreement without the Consent of the Limited Partners. In connection with any such permitted Transfer (other than in connection with the granting of a Lien), the successor General Partner shall be deemed admitted as such immediately prior to the effective time of the Transfer from the transferor General Partner and shall continue the business of the Partnership without dissolution. If the transferor General Partner Transfers its entire general partner interest in the Partnership, such transferor General Partner shall cease to be a general partner of the Partnership immediately following the admission of the transferee General Partner as a general partner of the Partnership.

(c) If the General Partner withdraws or retires from the Partnership in violation of this Agreement, the Partnership business may be continued pursuant to Section 8.6.

Section 9.2. Transfers by Limited Partners.

(a) No Limited Partner shall have the right, directly or indirectly, to Transfer all or any part of its Partnership Interest to any Person without the prior written consent of the General Partner, including a majority of the Special Committee, which consent shall not be unreasonably withheld or delayed; provided, however, that no such consent shall be required for (i) a Transfer of Partnership Interests pursuant to Article XII hereof, (ii) a Transfer of Partnership Interests to a Permitted Holder, (iii) the subjecting of a Limited Partnership Interest to a Permitted Limited Partnership Interest Lien or (iv) the subsequent foreclosure on such a Permitted Limited Partnership Interest Lien.

(b) It shall be a further condition to any Transfer (other than the granting of a Permitted Limited Partnership Interest Lien) otherwise permitted hereunder (including upon the foreclosure of any Lien) that the transferee assume by operation of law or express agreement all of the obligations of the transferor Limited Partner under this Agreement (including, without limitation, under Article IX) with respect to such transferred Partnership Interest and no such Transfer (other than pursuant to a statutory merger or consolidation wherein all obligations and liabilities of the transferor Partner are assumed by a successor corporation by operation of law) shall relieve the transferor Partner of its obligations under this Agreement without the approval of the General Partner, in its reasonable discretion (it being understood that, without limiting the generality of Section 9.5, a transferor Partner shall be deemed relieved from such obligations, without the necessity of any such approval, in respect of Partnership Interests transferred to the General Partner pursuant to Article XII hereof). Upon such Transfer, the transferee shall, subject to Section 9.2(d), be admitted as a substituted Limited Partner and shall succeed to all of the rights, including rights with respect to Article XII hereof, of the transferor Limited Partner under this Agreement in the place and stead of such transferor Limited Partner (which succession, in the event of a pledge, may be entered into and become effective at the time of foreclosure or other realization of such pledge). Any transferee, whether or not admitted as a substituted Limited Partner, shall succeed to the obligations of the transferor hereunder (unless such transfer is a pledge, encumbrance, hypothecation or mortgage or except as otherwise provided herein). Unless admitted as a Limited Partner pursuant to, and in accordance with, the terms hereof, no transferee, whether by a voluntary Transfer, by operation of law or otherwise, shall have rights hereunder, other than (i) to receive such portion of the distributions made by the Partnership as are allocable to the Percentage Interest transferred and (ii) under Article XII hereof.

(c) In addition to any other restrictions on transfer provided herein, no Partnership Interest of a Limited Partner shall be transferable unless the General Partner has determined by written notification (a “Transfer Determination”) to the transferring Limited Partner, which Transfer Determination shall not be unreasonably withheld and shall be deemed given if not refused within ten Business Days of the notice to the

Partnership of a proposed transfer; provided that, the proposed transferor and transferee have promptly responded in writing to the reasonable requests, if any, of the General Partner for additional information sufficient for the General Partner to determine the matters set forth in this Section 9.2(c), that either (i) such transfer will not cause (x) any lender to the Partnership to hold in excess of ten (10) percent of the aggregate Partnership Interests or any other percentage of the Partnership Interest that would, pursuant to the Regulations under Section 752 of the Code or any successor provision, cause a loan by such lender to constitute Partner Nonrecourse Debt, (y) a transfer of a Partnership Interest the value of which would have been less than $20,000 when issued, or (z) a prohibited transaction (as defined in section 4975(c) of the Code or Section 406 of ERISA) to occur, or the Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party in interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code), or the Partnership to be deemed to hold “plan assets” (as defined in regulations promulgated by the Department of Labor) of any employee benefit plan subject to Title I of ERISA, or (ii) the General Partner has determined to waive one or more of such requirements as of the Effective Date, and may, after the Effective Date, waive one or more of such requirements in its reasonable discretion after having determined that the transfer will not materially adversely affect the Partnership, its assets or any Partner, or constitute a violation of law.

(d) Any transferee of the interest of a Limited Partner pursuant to this Section 9.2 shall, upon the written request of such transferee and the transferring Limited Partner and the consent of the General Partner, including a majority of the Special Committee, which consent shall not be unreasonably withheld or delayed, be admitted as a Limited Partner under this Article IX, and the transferring Limited Partner shall, if all of its Partnership Interests have been Transferred, cease to be a limited partner of the Partnership. Such transferee shall be admitted as a limited partner of the Partnership upon its execution of a counterpart signature page to this Agreement. If the transferring Limited Partner Transfers all of its limited partner interests in the Partnership, such admission shall be deemed to have occurred immediately prior to the Transfer. The Partnership shall not be required in any way to determine the validity of any written instrument referred to in the immediately preceding sentence, and shall be authorized to rely upon any such written instrument signed by the necessary parties.

(e) Any permitted transferee under Section 9.2 who is not admitted as a substituted Limited Partner in accordance with this Article IX (including, without limitation, Sections 9.2(b) and 9.2(d)) shall be considered an assignee for purposes of this Agreement. An assignee shall be deemed to have had assigned to it, and shall be entitled to receive, distributions from the Partnership and the share of Net Income, Net Losses and any other items of income, gain, loss, deduction and credit of the Partnership and rights attributable to the Partnership Interests assigned to such transferee, and shall have the rights of the transferor under Article XII hereof, but shall not be deemed to be a holder of Partnership Interests for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interests in any matter presented to the Limited Partners for a vote or consent. In the event any such transferee desires to make a further assignment of any such Partnership Interests, such transferee shall be subject to all the provisions of this Article IX to the same extent and in the same manner as any Limited Partner desiring to make an assignment of Partnership Interests.

(f) The Limited Partners acknowledge that the Partnership Interests have not been registered under any federal or state securities laws and, as a result thereof, they may not be sold or otherwise transferred, except in compliance with such laws. Notwithstanding anything to the contrary contained in this Agreement, no Partnership Interest may be sold or otherwise transferred unless such transfer is exempt from registration under any applicable securities laws or such transfer is registered under such laws, it being acknowledged that the Partnership has no obligation to take any action which would cause any such Partnership Interests to be registered.

(g) Any transferee of ownership of the Partnership Interests originally held by the Initial Limited Partner shall have the right to purchase from the transferor of such Partnership Interests a pro rata portion of the Class B Stock held by such transferor at a purchase price equal to its par value.

Section 9.3. Certain Additional Restrictions on Transfer. In addition to any other restrictions on Transfer herein contained, in no event may any Transfer of a Partnership Interest by any Partner be made (i) to any Person that lacks the legal right, power or capacity to own a Partnership Interest; (ii) if such Transfer would cause a termination of the Partnership for federal income tax purposes, except with the Consent of the Limited Partners, subject to the provisions of Section 9.7; (iii) if such Transfer would, in the opinion of counsel to the Partnership, cause the Partnership to cease to be classified as a partnership for federal income tax purposes; (iv) if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704(b) of the Code; (v) if such Transfer would cause the Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(e)(2) of the Code); (vi) in violation of the Hart-Scott-Rodino Antitrust Improvements Act of 1976; (vii) if such transfer would, in the opinion of counsel to the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101 or (viii) if such transfer would cause the Partnership to fail to meet the “private placement safe harbor” described in Treasury Regulation Section 1.7704-1(h).

Section 9.4. Effective Dates of Transfers.

(a) Transfers pursuant to this Article IX may be made on any day, but for purposes of this Agreement, the effective date of any such Transfer shall be (i) the first day of the month in which such Transfer occurred if such Transfer occurred on or prior to the fifteenth calendar day of a month, or (ii) the first day of the month immediately following the month in which such transfer occurred, if such Transfer occurred after the fifteenth calendar day of a month, or such other date determined by the General Partner pursuant to such convention as may be administratively feasible and consistent with applicable law.

(b) If any Partnership Interest is Transferred (other than the granting of a Permitted Limited Partnership Interest Lien) in compliance with the provisions of this Article IX, on any day other than the first day of a calendar year, then Net Income, Net Loss, each item thereof and all other items attributable to such Partnership Interest for such year shall be allocated to the transferor Partner, or the redeemed or selling Partners, as the case may be, and, in the case of a Transfer other than a redemption or the granting of a Permitted Limited Partnership Interest Lien, to the transferee Partner, by taking into account their varying interests during such year in accordance with Section 706(d) of the Code, using the interim closing of the books method. Solely for purposes of making such allocations, each of such items for the calendar month in which the effective date of a Transfer (other than the granting of a Lien) occurs shall be allocated to the transferor or transferee Partner as provided in Section 9.4(a), and for purposes of Section 9.4(a), the transferee shall be the owner of the Partnership Interest at the close of business on any day on which a Transfer takes place.

Section 9.5. Transfer.

(a) The term “Transfer,” when used in this Article IX with respect to a Partnership Interest, shall be deemed to refer to a transaction by which a Partner purports to assign its Partnership Interest or any portion thereof to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange, granting of a Lien or any other disposition by law or otherwise; provided, however, that the term “Transfer,” when used in this Article IX (except when such term is used in Section 9.4) does not include any acquisition of Partnership Interests from a Limited Partner by the General Partner or the Partnership pursuant to Article XII.

(b) The Limited Partner has consented, in Section 4.1, to certain issuances of Partnership Interests, and the foregoing provisions of this Article IX, to the extent that they would, but for such Section or this subsection (b), be applicable to such Transfers, are hereby deemed satisfied or waived.

(c) The General Partner is hereby authorized on behalf of each of the Partners to amend this Agreement (including the schedules hereto) to reflect the admission of any transferee of a Partnership Interest as a substituted Limited Partner in accordance with the provisions of this Article IX.

(d) No Partnership Interest shall be Transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IX. Any Transfer or purported Transfer of a Partnership Interest not made in accordance with this Article IX shall be null and void.

Section 9.6. Redemption of Partnership Interest. Except as provided in the Exchange Rights Agreement, the Partnership shall not redeem, repurchase or otherwise acquire Partnership Interests from the Partners, except (i) for redemptions of Partnership Interests pro rata based on the Partners’ Percentage Interests, (ii) for redemptions of Partnership Interests as provided in Article XV, and (iii) with the Consent of the Limited Partners.

Section 9.7. Certain Consent Rights. Notwithstanding any other provision of this Agreement to the contrary, (A) the General Partner shall have the right to enter into, effect and/or consummate, and, (B) the Limited Partners, as such, shall not have the right to approve, consent or vote with respect to: (x) any merger, consolidation, combination, sale of all or substantially all of the assets or stock of the General Partner, the sale of all of the General Partner’s interest in the Partnership or any similar transaction, which, in the case of this clause (x), if and only to the extent required by applicable law, has been approved by the stockholders of the General Partner, or (y) any merger, consolidation, combination, sale of all or substantially all of the assets of the Partnership or any similar transaction, which in the case of this clause (y) has been approved by the stockholders of the General Partner; provided, however, that if any transaction is determined to be described in both clauses (x) and (y) immediately above, the imposition of any requirement that the stockholders of the General Partner approve such transaction shall be governed solely by clause (x) and not by clause (y).

ARTICLE X.

RIGHTS AND OBLIGATIONS OF THE LIMITED PARTNERS

Section 10.1. No Participation in Management. No Limited Partner, in its capacity as such, shall take part in the management of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. Any rights expressly granted to the Limited Partners in this Agreement shall not be deemed to be rights relating to the management of the Partnership’s business.

Section 10.2. Bankruptcy of a Limited Partner. The Bankruptcy of any Limited Partner shall not cause such partner to cease to be a Limited Partner.

Section 10.3. No Withdrawal. No Limited Partner may withdraw from the Partnership without the prior written consent of the General Partner, other than as provided in Article IX of this Agreement; provided that, the foregoing provisions of this Section 10.3 shall not apply to a withdrawal from the Partnership upon a Transfer pursuant to Article XII hereof, such withdrawal to be effective immediately without any requirement for consent thereto by the General Partner.

Section 10.4. Conflicts. The Partners recognize that the Limited Partners and their Affiliates have or may have other business interests, activities and investments, some of which may be in conflict or competition with the business of the Partnership, and that such Persons are entitled to carry on such other business interests, activities and investments. Notwithstanding any duty otherwise existing at law or in equity, without limiting the foregoing in deciding whether to take any actions in such capacity, such Limited Partners and their Affiliates shall be under no obligation to consider the separate interests of the Partnership and shall have no fiduciary obligations to the Partnership and shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by the other Partners in connection with such actions; provided, however, that the Limited Partners shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. Notwithstanding any duty otherwise existing at law or in equity, the Limited Partners and their Affiliates may engage in or possess an interest in any other business or venture of any kind, independently or with others, on their own behalf or on behalf of other entities with which they are affiliated or associated, and such persons may engage in any activities, whether or not competitive with the Partnership, without any obligation to offer any interest in such activities to the Partnership or to any Partner, and neither the Partnership nor any Partner shall have any right, by virtue of this Agreement, in or to such activities, or the income or profits derived therefrom, and the pursuit of such activities, even if competitive with the business of the Partnership, shall not be deemed wrongful or improper. Notwithstanding the foregoing, (i) the provisions of this Section 10.4 shall not negate or impair any other agreement between one or more of the Limited Partners and the General Partner, the Partnership, or any of their respective Subsidiaries, and (ii) in conducting an Outside Business Activity, a Limited Partner will to the best of its ability and consistent with its fiduciary duty to such Outside Business Activity, conduct such Outside Business Activity in a commercially reasonable manner so that on an annual overall basis the Partnership is not discriminated against.

Section 10.5. Provision of Information.

(a) Annual and Periodic Reports.

(i) Annual Statement. The General Partner shall, as soon as practicable, but in no event later than 105 days after the close of each fiscal year, cause to be furnished to each Partner Audited Financial Statements for the Partnership, or of the General Partner if such statements are prepared solely on a consolidated basis with the General Partner, for the immediately preceding fiscal year of the Partnership. In lieu of the foregoing, the General Partner may furnish to each Partner a copy of the Partnership’s annual report on Form 10-K (or the General Partner’s annual report on Form 10-K, if the Partnership’s statements are prepared solely on a consolidated basis with those of the General Partner), if the Partnership (or the General Partner, as the case may be) is then obligated to file such report with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(ii) Quarterly Reports. The General Partner shall, as soon as available and, in any event, within 45 days after the end of each of the first three fiscal quarters of the Partnership’s fiscal year, furnish to each Partner the internally prepared unaudited combined balance sheet of the Partnership and its combined Subsidiaries as of the end of such quarter and the combined statements of profit and loss, partners’ capital and cash flow for such quarter and for the portion of the fiscal year then ending (all in reasonable detail), accompanied by a certificate of the General Partner or of the chief financial officer of the Partnership to the effect that, except for the lack of required footnotes, such balance sheets and statements have been properly prepared in accordance with GAAP and fairly present the financial condition of the Partnership and its combined Subsidiaries as of the date thereof and the results of their operations for the period covered thereby, subject only to normal year-end audit adjustments. In lieu of the foregoing, the General Partner may furnish to each Partner a copy of the Partnership’s quarterly report on Form 10-Q (or the General Partner’s quarterly report on Form 10-Q, if the Partnership’s statements are prepared solely on a consolidated basis with those of the General Partner), if the Partnership (or the General Partner, as the case may

be) is then obligated to file such report with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b) In addition to other rights provided by this Agreement or by the Act, each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership (the interests of a lender to such Limited Partner having a Permitted Limited Partnership Interest Lien on its Partnership Interests being so related), upon written demand with a statement of the purpose of such demand:

(i) to obtain a copy of the most recent annual and quarterly reports and current reports on Form 8-K filed with the SEC by the General Partner pursuant to the Securities Exchange Act of 1934, as amended;

(ii) to obtain a copy of the Partnership’s federal, state and local income tax returns for each fiscal year of the Partnership;

(iii) to obtain a current list of the name and last known business, residence or mailing address of each Partner;

(iv) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(v) such other information regarding the business, affairs and condition, financial or otherwise, of the Partnership and its Subsidiaries as such Partner may reasonably request.

(c) Notwithstanding any other provision of this Section 10.5, the General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner determines in its sole and absolute discretion to be reasonable, any information that the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

Section 10.6. Limited Partner Representative. The Initial Limited Partner is hereby appointed as the “Limited Partner Representative.” A Majority-in-Interest of the Limited Partners shall have the right, at any time, within their sole discretion, to replace the Limited Partner Representative, or to appoint a temporary substitute to act for a Limited Partner Representative unable to act. Any appointment of a Limited Partner Representative made hereunder shall remain effective until rescinded in a writing delivered to the General Partner via certified mail, registered overnight express mail or telecopy, and the General Partner shall have the right and authority to rely (and shall be fully protected in so doing) on the actions taken and directions given by such Limited Partner Representative, without any further evidence of their authority or further action by the Limited Partners. The General Partner shall send copies of all notices received by it pursuant to Section 5.6 to each Limited Partner requesting the same.

Section 10.7. Power of Attorney.

(a) Each Limited Partner constitutes and appoints the General Partner, any Liquidating Trustee and authorized officers and attorneys-in-fact of each, and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to: execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the General Partner or the Liquidating Trustee deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (ii) all instruments that the General Partner deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; and (iv) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to the provisions of this Agreement or the Capital Contribution of any Partner.

(b) The foregoing power of attorney is irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the General Partner to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive the death or incompetency of a Limited Partner to the effect and extent permitted by law, subsequent incapacity of any Limited Partner and the transfer of all or any portion of such Limited Partner’s Partnership Interests and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

(c) Nothing contained in this Section 10.7 shall be construed as authorizing the General Partner to amend this Agreement except in accordance with Article XIII hereof.

ARTICLE XI.

INDEMNIFICATION; EXCULPATION

Section 11.1. Indemnification.

(a) To the fullest extent permitted by law, the Partnership shall and does hereby indemnify an Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including reasonable legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership as set forth in this Agreement in which any

Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the Indemnitee was material to the matter giving rise to the proceeding and was committed with fraud, gross negligence, willful misconduct or in breach of the General Partner’s fiduciary duties to the Limited Partners; (ii) the Indemnitee actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the Indemnitee had reasonable cause to believe that the act or omission was unlawful. The termination of any proceeding by judgment, order or settlement shall not create a presumption that the Indemnitee did not meet the requisite standard of conduct set forth in this Section 11.1(a). Any indemnification pursuant to this Section 11.1 shall be made only out of the assets of the Partnership and no Partner shall have any personal liability therefor.

(b) Reasonable expenses incurred by an Indemnitee may be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding upon receipt by the Partnership of (i) a written affirmation by the Indemnitee of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Partnership, as authorized in this Section 11.1, has been met, and (ii) a written undertaking by or on behalf of the Indemnitee to repay the amount paid or reimbursed if it shall ultimately be determined that such standard of conduct has not been met.

(c) The indemnification provided by this Section 11.1 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity.

(d) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 11.1, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 11.1; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) An Indemnitee shall not be denied indemnification in whole or in part under this Section 11.1 solely because the Indemnitee had an interest in the transaction with respect to which the indemnification applies.

(g) The provisions of this Section 11.1 are for the benefit of the Indemnitees, their heirs, successors, assigns, personal representatives and administrators, and shall not be deemed to create any rights for the benefit of any other Persons.

Section 11.2. Indemnification Procedures.

(a) If a claim for indemnification is asserted against the Partnership under Article XI, the Partnership shall have the right, at its own expense, (i) subject to the Partnership’s obligations to pay all amounts under Section 11.1(a) to participate in the defense of any Action which resulted in the claim for indemnification or (ii) to assume at any time the defense of any Action which resulted in the claim for indemnification. Such assumption of the defense by the Partnership shall be an admission that the Action is a proper subject of indemnification pursuant to this Article XI. The Indemnitee at any time may elect to participate in (but not conduct or control) such defense at its expense, and the Partnership shall not be responsible for the Indemnitee’s costs of participation (including attorneys, accountants and in-house counsel fees). In either event, the parties shall cooperate in the defense of such Action. The Partnership in the defense of any Action shall not, except with the consent of the Indemnitee claiming indemnification under Article XI, cause to be entered any judgment or enter into any settlement which provides for the release of the Partnership or any other Partner but does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnitee of a release equivalent to that provided to the Partnership or any other Partner.

(b) The Indemnitee claiming indemnification under Article XI may, at any time upon written notice to the Partnership, elect to conduct or control its own defense in such Action (as opposed to merely participating in the defense with counsel for the Partnership), but in such event, provided that the Partnership has theretofore undertaken the defense of the Indemnitee pursuant to Section 11.2(a) and subject to Section 11.2(c), such Indemnitee shall cease to have the indemnification rights under Article XI, and the Partnership shall no longer be obligated to continue the defense of the Limited Partner, with respect to such Action.

(c) If the Partnership has assumed the defense of any Action under clause (ii) of the first sentence of Section 11.2(a), and if at any time there exists a conflict of interest in defending both the Partnership and the Indemnitee, as determined in the reasonable judgment of counsel to the Indemnitee, the Indemnitee shall so notify the Partnership and the Indemnitee may, upon written notice to the Partnership delivered promptly thereafter, elect to defend itself in such Action with counsel selected by the Indemnitee, but reasonably acceptable to the Partnership, at the expense of the Partnership. Following the assumption of defense by an Indemnitee under this Section 11.2(c), an Indemnitee may not enter into any settlement without the prior written consent of the Partnership, which consent shall not be unreasonably withheld.

Section 11.3. Exculpation. No officer, employee or agent of the Partnership shall have any liability to the Partnership or any Partner for monetary damages for any action taken, or any failure to take any action, in such capacity, except liability for (a) any improper financial benefit received by such Person; (b) an intentional infliction of harm on the Partnership or any Partner;

(c) acts or omissions not in good faith or which involve intentional misconduct; and (d) any knowing violation of law.

Section 11.4. No Liability of Directors and Others. Notwithstanding anything to the contrary contained herein, no recourse shall be had by the Partnership or any Partner against any director, shareholder, officer, employee, agent or attorney of the General Partner for any act or omission of the General Partner or any obligation or liability of the General Partner under this Agreement, and none of the foregoing shall have any personal liability for or with respect to any of the foregoing; provided that, the foregoing shall not relieve any officer or director of the General Partner of any liability in his capacity as such.

ARTICLE XII.

RIGHTS UNDER THE EXCHANGE RIGHTS AGREEMENT

TER, the Partnership, the Initial Limited Partner and TCI have entered into the Exchange Rights Agreement, substantially in the form of Exhibit A to this Agreement.

Section 12.1. Transfer Pursuant to Exchange Rights Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Partners hereby consent to the Transfer of Partnership Interests pursuant to the terms of such Exchange Rights Agreement, without compliance with any of the other provisions of this Agreement.

Section 12.2. Subject to the Exchange Rights Agreement. The Initial Limited Partner, TCI and all their respective subsequent transferees shall be entitled to the benefits of, and subject to the burdens of, the Exchange Rights Agreement, including, but not limited to, the Rights, including the “Conversion Right” of TER to require any such transferee (other than the Initial Limited Partner and his Permitted Holders) to exchange its Partnership Interests for shares of Common Stock, and the rights to repurchase or to exchange Class B Units for shares of Common Stock, on the terms and subject to the conditions set forth therein.

ARTICLE XIII.

AMENDMENT OF PARTNERSHIP AGREEMENT, MEETINGS

Section 13.1. Amendments.

(a) This Agreement may not be amended unless such amendment is approved by the General Partner, with the consent of a majority of the Special Committee, and by the Consent of the Limited Partners, except as provided below in this Section 13.1.

(b) Notwithstanding Section 13.1(a), the General Partner, with the consent of a majority of the Special Committee, shall have the power, without the Consent of the Limited Partners but after five Business Days notice to the Limited Partners, to amend this Agreement as may be required to facilitate or implement any of the following purposes:

(i) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner for the benefit of the Limited Partners;

(ii) to reflect the admission, substitution, termination or withdrawal of Partners after the date hereof in accordance with Article IX or XII of this Agreement; provided that, the General Partner shall not be required to give the notice referred to in the first paragraph of this subsection (b) in respect of a transfer of Partnership Interests pursuant to Article XII hereof;

(iii) to reflect a change that is of an inconsequential nature and does not adversely affect the Limited Partners, or to cure any ambiguity, correct or supplement any provision in this Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under this Agreement that will not be inconsistent with law or with the provisions of this Agreement; and

(iv) to satisfy any requirements, conditions or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law. The General Partner will provide notice to the Limited Partners promptly after any action under this Section 13.1(b) is taken.

(c) Notwithstanding Sections 13.1(a) and (b) hereof, this Agreement shall not be amended without the prior written consent of each Partner adversely affected if such amendment would (i) convert a Limited Partner’s interest in the Partnership into a general partner’s interest, (ii) modify the limited liability of a Limited Partner, (iii) alter rights of the Partners to receive allocations, distributions and/or indemnification pursuant to Articles V and/or VI hereof, (iv) alter or modify the Rights referred to in Article XII except in compliance with the Exchange Rights Agreement, (v) amend this Section 13.1(c), (vi) alter such Partner’s rights to transfer its Partnership Interests, or (vii) amend Section 7.8, Section 7.12, Article XI or Section 13.2(d). Further, no amendment or modification of this Agreement may directly or indirectly alter any of the provisions of Section 7.2 or the restrictions on the General Partner’s authority under Section 7.2 without the prior written consent of each Limited Partner.

(d) Notwithstanding Section 13.1(a) hereof, no amendment of Section 7.4 shall be effective unless appropriate corresponding modifications are made to Article XII and the Exchange Rights Agreement to preserve the financial terms of the Limited Partners’ rights thereunder.

(e) Any amendment, modification or repeal of Section 7.8 or Article XI or any provision thereof shall be prospective only and shall not in any way affect the rights to indemnification and limitations on the General Partner’s liability to the Partnership and the Limited Partners as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 13.2. Meetings of the Partners; Notices to Partners.

(a) Meetings of the Partners may be called by the General Partner or by any Limited Partner to act on any matter specified herein or in the Act to be voted on or consented to by the Partners. The call shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven (7) Business Days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Whenever the vote or Consent of the Limited Partners is permitted or required under this Agreement, such vote or consent may be given at a meeting of Partners or may be given in accordance with the procedure prescribed in Section 13.2(b) hereof. Except as otherwise expressly provided in this Agreement, the consent of holders of a majority of the Partnership Interests shall control.

(b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is (i) signed by Partners holding a majority of the Partnership Interests of the Partners (or such other percentage as is expressly required by this Agreement) and (ii) in the case of any matter that would otherwise require the approval of a majority of the Special Committee, such consent is approved by a majority of the Special Committee. Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Partnership Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner and copies thereof delivered to all Partners. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it. No such proxy and no such revocation shall be effective unless a copy thereof has been delivered to the General Partner.

(d) Whenever the Consent of the Limited Partners is required hereunder, the General Partner shall provide a notice to each Partner who is a Limited Partner on the date the notice is given setting forth the matter(s) as to which it proposes to seek such consent at least five (5) Business Days in advance of the date upon which such consent is sought.

ARTICLE XIV.

CERTIFICATE OF INTEREST

Section 14.1. Form of Certificate of Interest. The interest of each Partner in the Partnership shall be evidenced by one or more Certificates of Interest (each a “Certificate of Interest”). A certificate transfer ledger (the “Certificate Transfer Ledger”) recording the issue and transfer of Certificates of Interest in the Partnership shall be maintained at the principal office of the Partnership. Each such Certificate of Interest shall be serially numbered and shall be issued by the General Partner to the lawful holder of an interest in the Partnership, upon payment of the full amount of the Capital Contributions then due with respect to the Partnership Interest represented by such Certificate of Interest. All Certificates of Interest shall be executed in the name of the Partnership by the General Partner. Each Certificate of Interest shall state on its face the name of the registered holder thereof, the number of Class A Units and/or Class B Units which it represents, and shall bear, on both sides thereof, a statement of the restrictions imposed by Section 105 of the Casino Control Act. Effective on the date hereof, the General Partner, TCI 2 Holdings, the Initial Limited Partner and TCI shall tender their respective Certificates of Interest (which shall be canceled) for new Certificates of Interest evidencing, as of the date hereof, their respective interests in the Partnership.

Section 14.2. Transfers of Certificates of Interest. Certificates of Interest in the Partnership may be transferred by the lawful holders thereof only in connection with the Transfer of all or part of the interest of such holder in the Partnership, and only in accordance with the provisions of this Agreement. All such transfers shall be effected by duly executed and acknowledged instruments of assignment, each of which shall be duly recorded on the Certificate Transfer Ledger. No effect shall be given to any purported assignment of a Certificate of Interest, or Transfer of the interest in the Partnership evidenced thereby, unless such assignment and Transfer shall be in compliance with the terms and provisions of this Agreement, and any attempted assignment or Transfer in contravention hereof shall be ineffectual.

Section 14.3. Lost, Stolen, Destroyed or Mutilated Certificates of Interest. In the event that a Certificate of Interest shall be lost, stolen, destroyed or mutilated, the Partnership may cause a replacement Certificate of Interest to be issued upon such terms and conditions as shall be fixed by the General Partner, including, without limitation, provision for indemnity and the posting of a bond or other adequate security as security therefor. No replacement Certificate of Interest shall be issued to any Person unless such Person has surrendered the Certificate of Interest to be replaced, or has complied with the terms of this Section 14.3.

Section 14.4. Inspection of Certificate Transfer Ledger. The Certificate Transfer Ledger containing the names and addresses of all Partners and the interest of each Partner in the Partnership shall be open to the inspection of the Partners at the principal office of the Partnership during usual business hours upon request of any Partner. Such Certificate Transfer Ledger shall, in addition, be available for inspection by the CCC and the Division of Gaming Enforcement of the State of New Jersey and each of their respective authorized agents at all reasonable times without notice.

ARTICLE XV.

REGULATORY REQUIREMENTS

Section 15.1. Applicable Regulatory Authority and CCC Regulation. Notwithstanding anything to the contrary in this Agreement:

(a) This Agreement will be deemed to include all provisions required by the Casino Control Act, the Indiana Riverboat Act, and the NGCA and the Indian Gaming Regulatory Act and to the extent that anything contained in this Agreement is inconsistent with such acts, the provisions of such acts shall govern. All provisions of the Casino Control Act, the Indiana Riverboat Act, the NGCA and the Indian Gaming Regulatory Act to the extent required by law to be included in this Agreement, are incorporated herein by reference as if fully restated in this Agreement.

(b) If the continued holding of a Partnership Interest by any Partner will disqualify the Partnership to continue as the owner and operator of a casino licensed in the State of New Jersey under the provisions of the Casino Control Act, such Partner shall enter into such escrow, trust or similar arrangement as may be required by the CCC under the circumstances. It is the intent of this Section 15.1 to set forth procedures to permit the Partnership to continue, on an uninterrupted basis, as the owner and operator of a casino licensed under the provisions of the Casino Control Act.

(c) All transfers (as defined by the Casino Control Act and the governing laws, statutes rules and regulations of any Applicable Regulatory Authority) of securities (as defined by the Casino Control Act and the governing laws, statutes rules and regulations of any Applicable Regulatory Authority), shares and other interests in the Partnership shall be subject to the right of prior approval by the Applicable Regulatory Authority; and (b) the Partnership shall have the absolute right to repurchase in accordance with Section 15.3, any security, share or other interest in the Partnership in the event that the Applicable Regulatory Authority disapproves a transfer in accordance with the provisions of the Casino Control Act.

(d) Each Partner hereby agrees to cooperate reasonably and promptly with the others in obtaining any and all licenses, permits or approvals required by any Applicable Regulatory Authority or deemed expedient by the Partners.

Section 15.2. Additional Applicable Regulatory Authority Regulation. No Person may become the Beneficial Owner of five percent (5%) or more of any class or series of Partnership Interests unless such Person agrees in writing to: (i) provide to the Applicable Regulatory Authorities information regarding such Person, including without limitation thereto, information regarding other gaming-related activities of such Person and financial statements, in such form, and with such updates, as may be required by the Applicable Regulatory Authorities; (ii) respond to written or oral questions that may be propounded by the Applicable Regulatory Authorities and (iii) consent to the performance of any background investigation that may be required by the IGC, including without limitation thereto, an investigation of any criminal record of such Person.

Section 15.3. Disqualified Holders. Notwithstanding any other provision of this Agreement, Partnership Interests held by a Disqualified Holder (or in the case of a Disqualified Holder of securities of the General Partner, the corresponding Partnership Interest of the General Partner) shall be subject to redemption at any time by the Partnership by action of the General Partner, pursuant to this Section 15.3 as follows:

(a) the redemption price of the Partnership Interest to be redeemed pursuant to this Section 15.3 shall be equal to the Fair Market Value of such Partnership Interest or such other redemption price as required by pertinent state or federal law pursuant to which the redemption is required;

(b) the redemption price of such shares may be paid in cash, Redemption Securities or any combination thereof; provided, however, in the case of a redemption mandated by the CCC, the redemption price shall be paid in cash;

(c) if less than all the Partnership Interests held by Disqualified Holders are to be redeemed, the Partnership Interest to be redeemed shall be selected in such manner as shall be determined by the General Partner, which may include selection first of the most recently purchased portion thereof, selection by lot, or selection in any other manner determined by the General Partner;

(d) at least thirty (30) days’ written notice of the Redemption Date shall be given to the record holders of the Partnership Interest selected to be redeemed (unless waived in writing by any such holder); provided, however, that the Redemption Date shall be deemed to be the date on which written notice shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them upon surrender of the Certificates of Interests for their Partnership Interests to be redeemed;

(e) from and after the Redemption Date or such earlier date as mandated by pertinent state or federal law, any and all rights of whatever nature, which may be held by the Beneficial Owners of Partnership Interests selected for redemption (including without limitation any rights to vote or participate in distribution) shall cease and terminate and they shall thenceforth be entitled only to receive the cash or Redemption Securities payable upon redemption; and

(f) such other terms and conditions as the General Partner shall determine.

ARTICLE XVI.

GENERAL PROVISIONS

Section 16.1. Notices. All notices, offers or other communications required or permitted to be given pursuant to this Agreement shall be in writing and may be personally served or sent by United States mail and shall be deemed to have been given when delivered in person or by courier service or messenger, or three (3) Business Days after deposit in United States mail, registered or certified, postage prepaid, and properly addressed, by or to the appropriate party.

For purposes of this Section 16.1, the addresses of the parties hereto shall be as set forth below their name on the signature page hereof. The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.

Section 16.2. Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary.

Section 16.3. No Third Party Beneficiaries. No creditor or other third party shall have the right to enforce any right or obligation of any Partner to make Capital Contributions or to pursue any other right or remedy hereunder or at law or in equity, it being understood and agreed that the provisions of this Agreement shall be solely for the benefit of, and may be enforced solely by, the parties hereto and their respective successors and assigns. None of the rights or obligations of the Partners herein set forth to make Capital Contributions to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any debt or other obligation of the Partnership or of any of the Partners.

Section 16.4. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

Section 16.5. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

Section 16.6. Entire Agreement. This Agreement (together with the Exhibit and Schedules hereto) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

Section 16.7. Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

Section 16.8. Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

Section 16.9. Number of Days. In computing the number of days (other than Business Days) for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a date which is not a Business Day, then the final day shall be deemed to be the next Business Day.

Section 16.10. Partners Not Agents. Nothing contained herein shall be construed to constitute any Partner the agent of another Partner, except as specifically provided herein, or in any manner to limit the Limited Partners in the carrying on of their own respective businesses or activities.

Section 16.11. Assurances. Each of the Partners shall hereafter execute and deliver such further instruments and do such further acts and things as may be reasonably required or useful to carry out the intent and purpose of this Agreement and as are not inconsistent with the terms hereof.

Section 16.12. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and permitted assigns, including any pledgee upon the foreclosure of any pledge of a Partner’s Partnership Interest in the Partnership.

Section 16.13. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused this Agreement to be executed on their behalf as of the date first above written.

GENERAL PARTNER:

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

LIMITED PARTNERS:

(Addresses are as set forth on Schedule I):

DONALD J. TRUMP

/s/ DONALD J. TRUMP
Donald J. Trump

TRUMP CASINOS, INC.

By:	/s/ DONALD J. TRUMP
Name:	Donald J. Trump
Title:	President

TCI 2 HOLDINGS, LLC

By:	TRUMP ENTERTAINMENT RESORTS, INC., its sole member

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

TRUMP ENTERTAINMENT RESORTS, INC.

By:	/s/ JOHN P. BURKE
Name:	John P. Burke
Title:	Executive Vice President and Treasurer

SCHEDULE I

CAPITAL ACCOUNT BALANCES*, UNITS AND PERCENTAGE INTEREST AT EFFECTIVE DATE

	Class A Units			Class B Units			Aggregate Capital Account	Aggregate Percentage Interest
Partner	Class A sub-Capital Account	No. of Units	Class A Percentage Interest	Class B sub-Capital Account	No. of Units	Class B Percentage Interest
Trump Entertainment Resorts, Inc. general partner and limited partner 725 Fifth Avenue New York, NY 10022	$445,425,208	30,508,059	86.34301%	$0	0	0%	$445,425,208	76.48678%

Donald J. Trump limited partner 721 Fifth Avenue New York, NY 10022	$65,432,259	4,821,880	13.64674%	$0	4,554,197	100%	$65,432,259	23.50615%

Trump Casinos, Inc. limited partner 1000 Boardwalk at Virginia Avenue Atlantic City, NJ 08401	$25,037	1,407	0.00398%	$0	0	0%	$25,037	0.00353%

TCI 2 Holdings, LLC limited partner 725 Fifth Avenue New York, NY 10022	$39,348	2,212	0.00626%	$0	0	0%	$39,348	0.00556%

Dated: May 20, 2005

*	Estimated based on an assumed value, as of the Effective Date, of $14.60 per share of Common Stock

SCHEDULE II

CAPITAL CONTRIBUTIONS PRIOR TO APRIL 17, 1996

Partner	Contribution	Percentage Interest
Trump Entertainment Resorts, Inc. general partner	$140,933,338	60.15936%

Donald J. Trump limited partner	$93,333,333	39.84064%

Dated: May 20, 2005

SCHEDULE III

CAPITAL CONTRIBUTIONS IN CONNECTION WITH THE

TAJ MAHAL MERGER TRANSACTION

Partner	Contribution
Trump Entertainment Resorts, Inc.	$375,068,151.00

Donald J. Trump	$4,392.62

Trump Casinos, Inc.	$43,921,854.66

Trump Entertainment Resorts, Inc., successor to THCR/LP Corporation	$40,499,609.57

Dated: May 20, 2005

SCHEDULE IV

CAPITAL CONTRIBUTIONS IN CONNECTION WITH THE

MARINA ACQUISITION*

Partner	Contribution
Donald J. Trump	$108,793,500.00

Trump Casinos II, Inc.	$66,337,500.00

*	Capital contributions are based on a Common Stock market value of $30.00 per share, the value ascribed to the Common Stock pursuant to the terms of the Marina Acquisition Agreement.

Dated: May 20, 2005

SCHEDULE V

CAPITAL CONTRIBUTIONS AND UNITS ISSUED IN CONNECTION WITH THE

RESTRUCTURING*

Partner	Contribution	Class A Units	Class B Units
Trump Entertainment Resorts, Inc. general partner and limited partner	$444,995,648	30,508,059	0

Donald J. Trump limited partner	$65,249,068	4,811,580	4,554,197

Trump Casinos, Inc. limited partner	$0	0	0

TCI 2 Holdings, LLC limited partner	$0	0	0

*	Estimated capital contributions are based on an assumed value, as of the Effective Date, of $14.60 per share of Common Stock

SCHEDULE VI

NEW NOTES

See Exhibit 10.2 to this Current Report on Form 8-K

Dated: May 20, 2005